UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 8, 2023
LanzaTech Global, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40282	92-2018969
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8045 Lamon Avenue, Suite 400 Skokie, Illinois	60077
(Address of principal executive offices)	(Zip Code)
(847) 324-2400
(Registrant’s telephone number, including area code)
AMCI Acquisition Corp. II
600 Steamboat Road
Greenwich, Connecticut 06830
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LNZA	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	LNZAW	The Nasdaq Stock Market LLC

☒	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Introductory Note
The Business Combination
On February 8, 2023 (the “Closing Date”), AMCI Acquisition Corp. II, a Delaware corporation and our predecessor company (“AMCI”), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Agreement and Plan of Merger (the “Closing”), dated as of March 8, 2022 (as amended on December 7, 2022, the “Merger Agreement”), by and among AMCI, AMCI Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and LanzaTech NZ, Inc., a Delaware corporation (“Legacy LanzaTech”). Pursuant to the Merger Agreement, on the Closing Date, (i) AMCI changed its name to “LanzaTech Global, Inc.” (“New LanzaTech”), and (ii) Merger Sub merged with and into Legacy LanzaTech, with Legacy LanzaTech as the surviving company in the Business Combination. After giving effect to such Business Combination, Legacy LanzaTech became a wholly owned subsidiary of New LanzaTech.
Pursuant to the Merger Agreement, at the effective time of the Business Combination (the “Effective Time”), (i) each outstanding share of common stock of Legacy LanzaTech (the “Legacy LanzaTech common stock”) was converted into the right to receive 4.374677 shares of common stock, par value $0.0001 per share, of New LanzaTech (the “Common Stock”); (ii) each warrant to purchase Legacy LanzaTech common stock that was outstanding and unexercised immediately prior to the Effective Time and would automatically be exercised or exchanged in full in accordance with its terms by virtue of the occurrence of the Business Combination, was automatically exercised or exchanged in full for the applicable shares of Legacy LanzaTech capital stock, and each such share of Legacy LanzaTech capital stock was treated as being issued and outstanding immediately prior to the Effective Time and was cancelled and converted into the right to receive the applicable shares of Common Stock; (iii) each warrant to purchase Legacy LanzaTech common stock that was outstanding and unexercised prior to the Effective Time and was not automatically exercised in full as described in clause (ii) was converted into a warrant to purchase shares of Common Stock, in which case (a) the number of shares underlying such New LanzaTech warrant was determined by multiplying the number of shares of Legacy LanzaTech capital stock subject to such warrant immediately prior to the Effective Time, by 4.374677 and (b) the per share exercise price of such New LanzaTech warrant was determined by dividing the per share exercise price of such Legacy LanzaTech warrant immediately prior to the Effective Time by 4.374677, except that in the case of a certain warrant issued by Legacy LanzaTech to ArcelorMittal XCarb S.à r.l on December 8, 2021, such exercise price is $10.00; and (iv) to the extent not converted in full immediately prior to the Effective Time, the Brookfield SAFE was assumed by New LanzaTech and is convertible into 5,000,000 shares of Common Stock. In addition, the accumulated dividends payable to the holders of Legacy LanzaTech preferred shares in connection with the share conversion based on the applicable conversion ratio at the Effective Time were settled by delivery of Common Stock.
Pursuant to the Merger Agreement, at the Effective Time, each Legacy LanzaTech option was converted into New LanzaTech options to purchase a number of shares of Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of Legacy LanzaTech common shares subject to such Legacy LanzaTech option multiplied by (ii) 4.374677. The exercise price of such New LanzaTech options is equal to the quotient of (a) the exercise price per share of such Legacy LanzaTech option in effect immediately prior to the Effective Time divided by (b) 4.374677 (and as so determined, this exercise price will be rounded up to the nearest full cent). Pursuant to the Merger Agreement, at the Effective Time, each Legacy LanzaTech RSA that was outstanding immediately prior to the Effective Time was converted into a New LanzaTech RSA on the same terms and conditions as were applicable to such Legacy LanzaTech RSA immediately prior to the Effective Time, except that such New LanzaTech RSA will relate to a number of shares of Common Stock equal to the number of Legacy LanzaTech common shares subject to such Legacy LanzaTech RSA, multiplied by 4.374677.
The foregoing description of the Merger Agreement and the Business Combination does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Subscription Agreements
In connection with the execution of the Merger Agreement, AMCI entered into subscription agreements (as amended on December 7, 2022, the “Initial Subscription Agreements”) with the following institutional accredited investors (the “Initial PIPE Investors”): Activant Capital IV, LP; AMCI Group, LLC Series 35; BASF Venture Capital GmbH; Future Solutions Investments, LLC (a related party of Khosla Ventures); Guardians of New Zealand Superannuation; K One W One (No. 3) Ltd.; Mitsui & Co. Ltd.; Oxy Low Carbon Ventures, LLC; Primetals Technologies Austria GmbH; SHV Energy N.V.; and Trafigura US Holdings, Inc.
Pursuant to the Initial Subscription Agreements, the Initial PIPE Investors subscribed to purchase an aggregate of 12,500,000 shares of Class A common stock, par value $0.0001 per share, of AMCI (“Class A common stock”) at a purchase price of $10.00 per share (the “Initial PIPE Investment”), for aggregate proceeds of approximately $125,000,000, which shares were issued immediately prior to the Effective Time. The Initial PIPE Investment includes 3,000,000 shares of Class A common stock issued to ArcelorMittal pursuant to the automatic conversion of the AM SAFE Note, as a result of which such shares are treated as part of the Private Placement. ArcelorMittal is considered a PIPE Investor (as defined below) and entered into an Initial Subscription Agreement with AMCI prior to the Closing.
Following the Initial PIPE Investments, AMCI entered into additional private placement subscription agreements as follows: (a) on October 18, 2022 AMCI entered into a subscription agreement with Puig International SA, which was amended on December 7, 2022; (b) on October 18, 2022 AMCI entered into a subscription agreement with Woodside Energy Technologies Pty, Ltd, which was amended on December 7, 2022; (c) on February 4, 2023 AMCI entered into an amendment to an existing subscription agreement with Oxy Low Carbon Ventures, LLC; (d) on February 6, 2023 AMCI entered into a subscription agreement with Pescadero Capital, LLC (collectively, the "Additional Subscription Agreements" and, together with the Initial Subscription Agreements, the "Subscription Agreements"). The institutional investors party to the Additional Subscription Agreements subscribed, in the aggregate, to purchase immediately prior to the Closing an aggregate of 6,000,000 shares of Class A common stock at a purchase price of $10.00 per share for aggregate additional proceeds of approximately $60,000,000, which shares were issued immediately prior to the Effective Time.
The foregoing description of the Subscription Agreements and the Private Placement does not purport to be complete and is qualified in its entirety by the full text of the forms of Subscription Agreements, copies of which are attached hereto as Exhibits 10.1,10.33, 10.39 and 10.40 and are incorporated herein by reference.
Forward Purchase Agreement
On February 3, 2023, AMCI, Legacy LanzaTech and ACM ARRT H LLC (the “Seller”) entered into an agreement (the “Forward Purchase Agreement”) for an over-the-counter Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”). For purposes of the Forward Purchase Agreement, AMCI and Legacy LanzaTech are referred to as the “Counterparty” prior to and after the Business Combination, respectively. Pursuant to the terms of the Forward Purchase Agreement, the Seller may, but is not obligated to, purchase through a broker in the open market up to 10,000,000 Class A common shares, par value $0.0001 per share, of AMCI (“AMCI Shares”) before the Closing from holders of AMCI Shares (other than AMCI), including from holders who have previously elected to redeem their AMCI Shares (such purchased AMCI Shares, and the successor shares following the Closing, the “Recycled Shares”) in connection with the Business Combination pursuant to the redemption rights set forth in AMCI’s Amended and Restated Certificate of Incorporation (such holders, “Redeeming Holders”). The aggregate total number of shares subject to the Forward Purchase Agreement (the “Number of Shares”) will be the number of shares set forth on the Pricing Date Notice (as defined in the Forward Purchase Agreement), but in no event more than 10,000,000 shares. The Number of Shares is subject to reduction following termination of the Forward Purchase Agreement with respect to the Recycled Shares as described under “Optional Early Termination” in the Forward Purchase Agreement. Unless in connection with an optional early termination, the Seller has agreed to hold the Recycled Shares in a bankruptcy remote special purpose vehicle for the benefit of the Counterparty. The Seller also may not beneficially own greater than 9.9% of the AMCI Shares on a post-combination basis.

The Forward Purchase Agreement provides that no later than the earlier of (a) one business day after the Closing and (b) the date any assets from AMCI’s trust account are disbursed in connection with the Business Combination, the Seller will be paid directly, out of the funds held in AMCI’s trust account, an amount (the “Prepayment Amount”) equal to (x) the product of (i) the redemption price per share payable to investors who elected to redeem in connection with the Business Combination (the “Redemption Price”) and (ii) the Number of Shares specified at the outset of the Forward Purchase Transaction (the “Prepayment Amount”) less (y) an amount determined by the Counterparty of up to $2,500,000 (the “Prepayment Shortfall”), which will be retained in the Counterparty’s trust account. As of February 3, 2023, $152,360,374 of investments and cash were held in the trust account.
The Counterparty has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) registering the resale of the Recycled Shares and the Share Consideration (as defined below) (the “Registration Statement”) under the Securities Act of 1933, within 45 days following the request of the Seller, which will not be prior to the redemption deadline for the AMCI Shares or after the Maturity Date (as defined below). From time to time following the Closing and only after the effectiveness of the Registration Statement (the “Registration Statement Effective Date”), the Seller may, at its discretion, provide a shortfall sale notice to the Counterparty without a payment obligation to the Counterparty (the “Shortfall Sales”) until such time as the aggregate amount indicated on such shortfall sale notices equals the Prepayment Shortfall. The Prepayment Shortfall will increase by $7,500,000 if the Counterparty fails to repay to the Seller the Prepayment Shortfall in full within 30 days from the Closing. For 30 days following the Closing, the Seller will not sell any Recycled Shares at a price below $10.00 per share. The Counterparty has agreed that it will not issue any shares, or securities or debt that is convertible, exercisable or exchangeable into shares until the gross proceeds indicated in the shortfall sales notices equal the Prepayment Shortfall, except under certain circumstances as further described in the Forward Purchase Agreement. The Seller in its sole discretion may request warrants of the Counterparty exercisable for shares in an amount equal to (i) 10,000,000 shares less (ii) (a) the number of Recycled Shares at the outset of the Forward Purchase Transaction plus (b) the number of shares indicated on the shortfall sale notice by the Seller that reduces the Prepayment Shortfall (the “Shortfall Warrants”). The Shortfall Warrants will have an exercise price equal to the Reset Price.
The Seller may also, at its discretion and at any time, provide a notice under “OET Sales.” The Seller may deliver an OET notice and return to the Counterparty the product of the Reset Price and the number of shares listed on the OET notice. Following the Closing, the reset price (the “Reset Price”) will initially be the per share Redemption Price; provided, however, that the Reset Price may be reduced to any lower price at which the Counterparty sells, issues or grants any shares or securities convertible or exchangeable into shares (other than grants or issuances under the Counterparty’s equity compensation plans or shares underlying warrants issued in connection with the Business Combination), subject to certain exceptions.
The maturity date will be the third anniversary of the Closing (the “Maturity Date”). Upon the occurrence of the Maturity Date, the Counterparty is obligated to pay to Seller an amount equal to the product of (1) (a) the lesser of the Maximum Number of Shares and 7,500,000 less (b) the number of Terminated Shares multiplied by (2) $2.00, or $3.25 if the Counterparty fails to repay to the Seller the Prepayment Shortfall in full within 30 days of the closing of the Business Combination (the “Maturity Consideration”). At the Maturity Date, the Counterparty will be entitled to deliver the Maturity Consideration to the Seller in cash or shares calculated based on the average daily VWAP Price over 30 trading days ending on the later of the Maturity Date and the date on which such shares are registered. The Maturity Date may be accelerated by Seller, at its discretion, if, among other termination events, following the Closing, the VWAP Price is below (i) if the Counterparty has not repaid the Prepayment Shortfall in full, then (a) $3.00 per Share for any 20 trading days during a 30 consecutive trading day-period that ends during the first 90 days after the date of the Forward Purchase Agreement, and (b) $6.00 per Share thereafter, and (b) if the Counterparty has repaid the Prepayment Shortfall in full, then (1) $2.00 per Share for any 50 trading days during a 60 consecutive trading day-period that ends during the first 90 days after the date of the Forward Purchase Agreement, and (2) $3.00 per share thereafter. In addition to the Prepayment Amount and the Maturity Consideration, on the Maturity Date, the Counterparty has agreed to pay to the Seller an amount equal to the product of (x) 500,000 and (y) the Redemption Price (the “Share Consideration”).
The Forward Purchase Agreement may be terminated by any of the parties thereto if any of the following events occur: (a) failure to consummate the Business Combination on or before the Termination Date (as defined in the

Merger Agreement), as such Termination Date may be amended or extended from time to time, (b) termination of the Merger Agreement prior to the Closing, (c) the initial Pricing Date Notice provides for less than 4,000,000 AMCI Shares, or (d) the resale registration statement is not declared effective within 105 days of the registration request (each of such events, an “Additional Termination Event”).
The Counterparty has agreed to indemnify and hold harmless the Seller, its affiliates, assignees and other parties described therein (the “Indemnified Parties”) from and against all losses, claims, damages and liabilities under the Forward Purchase Agreement (excluding liabilities relating to the manner in which Seller sells any shares it owns) and reimburse the Indemnified Parties for their reasonable expenses incurred in connection with such liabilities, subject to certain exceptions described therein, and has agreed to contribute to any amounts required to be paid by any Indemnified Parties if such indemnification is unavailable or insufficient to hold such party harmless.
The Seller has agreed to waive any redemption rights with respect to any Recycled Shares in connection with the Business Combination. Such waiver may reduce the number of AMCI Shares redeemed in connection with the Business Combination, and such reduction could alter the perception of the potential strength of the Business Combination. In connection with the Forward Purchase Agreement, the Seller assigned its rights, duties and obligations with respect to a portion of the shares purchased under the Forward Purchase Agreement to Vellar Opportunity Fund SPV LLC - Series 10. The Forward Purchase Agreement has been structured, and all activity in connection with such agreement has been undertaken, to comply with the requirements of all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Securities Exchange Act of 1934.
The foregoing summary of the Forward Purchase Agreement is qualified in its entirety by reference to the text of the Forward Purchase Agreement, which is filed as Exhibit 10.38 hereto and is incorporated herein by reference.
Certain holders of Class B common shares, par value $0.0001 per share, of AMCI (the “Founder Shares”) transferred a total of 1,250,000 Founder Shares to two investors in return for their agreement to either reverse their redemptions or purchase Recycled Shares, as applicable.
Unless the context otherwise requires, “we,” “us” and “our” refer to New LanzaTech. All references herein to the “Board” refer to the board of directors of New LanzaTech.
Item 1.01. Entry into a Material Definitive Agreement.
Indemnification Agreements
In connection with the consummation of the Business Combination, New LanzaTech entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements provide the directors and executive officers with contractual rights to indemnification and the advancement of certain expenses incurred by each such director or executive officer in any action or proceeding arising out of his or her services as one of New LanzaTech’s directors or executive officers.
The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the full text of the form of indemnification agreement, a copy of which is attached hereto as Exhibit 10.29 and is incorporated herein by reference.
Registration Rights Agreement
At the Effective Time, AMCI, AMCI Sponsor II LLC (the “Sponsor”), Legacy LanzaTech, and certain of the Legacy LanzaTech stockholders and AMCI stockholders entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, such stockholders (i) were granted certain registration rights with respect to certain securities held by them, and (ii) are subject to certain restrictions on transfer with respect to their shares of New LanzaTech Common Stock and New LanzaTech warrants.
Such restrictions will end (i) with respect to the Sponsor and the holders of Class B common stock, on the earlier of (a) the date that is one year following the Closing, (b) such date upon which the closing price per share of New LanzaTech Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-day trading period commencing at least 150 days after the Closing and (c) the date on which New LanzaTech completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Business Combination that results in all of New LanzaTech’s stockholders having the right to exchange their shares of New LanzaTech Common Stock for cash, securities or other property, and (ii) with respect to the holders of shares of Legacy LanzaTech capital stock, on the date that is six months following the Closing.
The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the form of Registration Rights, a copy of which is filed herewith as Exhibit 10.3 and is incorporated herein by reference.
Lock-Up Agreements
At the Effective Time, certain Legacy LanzaTech directors, officers, and employees entered into a lock-up agreement (the “Lock-up Agreement”) restricting their ability to transfer certain securities. The restrictions on transfer for directors and officers will end on the earlier of (i) the date that is one year following the Closing, (ii) such date upon which the closing price per share of New LanzaTech Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-day trading period commencing at least 150 days after the Closing and (iii) the date on which New LanzaTech completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Business Combination that results in all of New LanzaTech’s stockholders having the right to exchange their shares of New LanzaTech Common Stock for cash, securities or other property. The restrictions on transfer for employees that are not directors or officers will end on the date that is six months following the Closing.
In addition, AMCI and the Sponsor and certain AMCI directors and officers (together the “AMCI Insiders”) agreed to amend the Letter Agreement so that the Lock-Up Period (as defined in the Letter Agreement) applicable to the 3,750,000 shares of Class B common stock held by the AMCI Insiders will end on the earlier of (i) the date that is one year following the Closing Date, (ii) the date on which AMCI consummates a liquidation, merger, capital stock exchange or other similar transaction after the Closing that results in all of AMCI’s stockholders having the right to exchange their common stock for cash, securities or other property, (iii) the valid termination of the Sponsor Support Agreement, and (iv) the date on which the volume weighted average closing sale price of the shares of New LanzaTech Common Stock is equal to or greater than $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.
The foregoing description of the Lock-Up Agreement does not purport to be complete and is qualified in its entirety by the full text of the form of Lock-up Agreement, a copy of which is filed herewith as Exhibit 10.4 and is incorporated herein by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
Reference is made to the disclosure described in the “Introductory Note” of this Current Report on Form 8-K (this “Current Report”), which is incorporated herein by reference.
FORM 10 INFORMATION
Item 2.01(f) of Form 8-K states that if the predecessor registrant was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as AMCI was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. As a result of the consummation of the Business Combination, and as discussed below in Item 5.06 of this Current Report, New LanzaTech has ceased to be a shell company. Accordingly, New LanzaTech is providing the information below that would be included in a Form 10 if New LanzaTech were to file a Form 10. Please note that the information provided below relates to New LanzaTech as the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements
This Current Report contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Current Report, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When we discuss our strategies or plans, we are making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, our management.
Forward-looking statements in this Current Report may include, for example, statements about:
•our ability to recognize the anticipated benefits of the Business Combination;
•the projected financial information, anticipated growth rate, and market opportunities of New LanzaTech;
•our ability to maintain the listing of our securities on the Nasdaq Capital Market (“Nasdaq”);
•the potential liquidity and trading of our securities;
•our ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;
•our ability to retain or recruit, or changes required in, our officers, key employees or directors;
•our ability to implement and maintain effective internal controls;
•the impact of the COVID-19 pandemic on our business;
•factors relating to our business, operations and financial performance, including:
◦our ability to comply with laws and regulations applicable to our business;
◦market conditions and global and economic factors beyond our control;
◦our ability to enter into, successfully maintain and manage relationships with industry partners;
◦our receipt of substantial additional financing to fund our operations and complete the development and commercialization of our process technologies;
◦the availability of governmental programs designed to incentivize the production and consumption of low-carbon fuels and carbon capture and utilization;
◦intense competition and competitive pressures from other companies worldwide in the industries in which we operate; and
◦litigation and the ability to adequately protect our intellectual property rights.
We caution you that the foregoing list may not contain all of the forward-looking statements made in this Current Report.
These forward-looking statements are only predictions based on our current expectations and projections about future events and are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this Current Report. It is not possible for the management of New LanzaTech to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Current Report may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements in this Current Report.
The forward-looking statements included in this Current Report are made only as of the date hereof. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. New LanzaTech does not undertake any obligation to update publicly any forward-looking statements for any reason after the date of this Current Report to conform these statements to actual results or to changes in expectations, except as required by law.
You should read this Current Report and the documents that have been filed as exhibits hereto with the understanding that the actual future results, levels of activity, performance, events and circumstances of New LanzaTech may be materially different from what is expected.
Business
Business Overview
Founded in 2005 in New Zealand and headquartered today in Skokie, Illinois, we are a nature-based carbon refining company that transforms waste carbon into the chemical building blocks for consumer goods such as sustainable fuels, fabrics, and packaging that people use in their daily lives. Our goal is to reduce the need for virgin fossil fuels by challenging and striving to change the way the world uses carbon. We aim to accomplish this through the creation of a circular economy where carbon can be reused rather than wasted. Through technology and applications that are designed to touch multiple points of carbon use such as converting industrial, municipal, and agricultural waste into products, developing sustainable products to change the supply chain, and having systems to reuse the waste once consumers are done with the products, we believe we can offer a solution to help alleviate the global carbon crisis. Our economically viable and scalable technology is designed to enable emitters to reduce their environmental impact and potentially to replace materials made from virgin fossil resources with recycled carbon, supporting their climate goals, meeting mandated targets, and creating a more sustainable future.
Using our process technology, our partners launched the world’s first commercial carbon refining plant in 2018 in China and have subsequently added two commercial plants operating in China. LanzaTech has numerous projects in construction, under development and in the pipeline globally. Our technology platform is designed to use a variety of waste feedstocks, from waste industrial gases to biomass residues and municipal solid waste. Our technology platform is designed to capitalize on the demand for sustainable fuels and chemicals, which can be used in multiple sectors such as aviation, automotive, textiles, home goods, consumer goods and others, to address the growing preference among major companies for environmentally conscious products and manufacturing processes. We believe LanzaTech’s proven commercialized technology can enable global scale decarbonization and initiate a circular and climate positive carbon economy.
Gas fermentation is a robust form of carbon capture and transformation that enhances the value of waste streams and reduces environmental pollution. Additionally, our technology platform utilizes existing industrial land and recycled process water, further reducing the environmental impact of producing our low carbon ethanol on land and biodiversity. Gas fermentation is a key part of our technology offering and we license this capability to customers to develop their own gas fermentation facilities, accelerating the spread of our technology across a variety of feedstocks and geographies.
Our novel technology platform is like brewing, but instead of using yeast that eat sugar to make alcohol, our biocatalysts, or microbes, eat waste carbon to produce ethanol, ethanol derivatives, and ethanol co-products. Because our system is biological and can grow in dynamic environments and react in real-time to changing conditions, it is much more tolerant of variability in feedstock composition and supply than systems based on catalytic chemistry and is therefore highly customizable.

Our low carbon ethanol is being produced at commercial scale at three separate locations in China, with production of over 50 million gallons of fuel grade ethanol, resulting in the mitigation of over 250,000 tons of CO2 and keeping the equivalent of an estimated 23 million gallons of oil in the ground since May 2018. Used microorganisms from our commercial facilities are protein-rich and can be sold in China as animal feed.
We are also developing biocatalysts and processes to produce a vast suite of additional products utilizing novel biocatalysts, including acetone and isopropanol (“IPA”) and important industrial solvents used in multiple applications including production of polymers from IPA. Products generated through the application of downstream catalytic chemistry of ethanol include SAF, sustainable diesel, ethylene, polyethylene, polyethylene terephthalate (“PET”), surfactants and glycols. Sustainable diesel can be blended with conventional diesel fuels as “drop in fuel” without any blending wall set by engine technology and offers reduced emissions, improving local air quality. Ethylene is widely used in the chemical industry, mostly for production of polyethylene, a plastic containing polymer chains of ethylene units in various chain lengths. Polyethylene is primarily used to make films and for packaging applications. Ethylene glycol is another product that can be used for production of surfactants, a key ingredient for detergents and liquid soap production. Ethanol can be further converted to monoethylene glycol (“MEG”), an important precursor to PET for use in packaging and textiles applications.
In June 2020, we helped launch LanzaJet, a SAF company, and maintain approximately a 25% ownership stake in the business. LanzaJet has secured funding for a 10 million gallon commercial-scale production facility that we expect will begin producing SAF in 2023. We developed and scaled the production facility in Soperton, Georgia using our platform technology, which enables the conversion of ethanol to sustainable jet and diesel fuels, in collaboration with the Pacific Northwest National Lab and the U.S. Department of Energy. Using our platform technology, we have converted ethanol produced from steel mill emissions to SAF and have powered flights by Virgin Atlantic in 2018 and All Nippon Airways in 2019.
For a complete depiction of our organizational structure, please refer to the structure chart below.
We aim to maximize revenue through the selective deployment of both our licensing and co-development models. Our licensing model focuses on generating licensing, royalty, and services fees from our commercialization efforts, while our partners own and operate the gas fermentation plants. This capital-light model enables us to concurrently partner with a significant number of partners to build customer ‐ owned gas fermentation facilities in parallel, accelerating the spread of our technology platform. Our licensing model typically generates stable, recurring revenues which we anticipate will compound as more customer plants are built and validated by our pipeline of customers. As a licensor and services provider, we structure our agreements to provide engineering and startup services and key components of the overall equipment package that are based on our proprietary designs and integrations. Once fully operational, recurring revenues are generated from royalties on the offtake, ongoing supply of microbes and media, as well as software, monitoring and analytics support. In certain more limited cases, we will act as co-developer on projects, allowing us to leverage our existing relationships and engineering and project development expertise in a financial sponsor role for select projects where we believe we can participate in the ownership, either directly or by arranging and deploying third-party capital, and operation of the gas fermentation plant. In the select instances where we will participate directly in the project ownership, we expect to be a minority investor in those projects’ capital requirements, accounting for approximately 5% of the total capital. We believe that the co-development model has the potential to allow for the acceleration of the development and integration of new feedstocks and products while also allowing us to capture additional potential value from the individual project’s performance. In each instance of co-development, we intend to license our technology directly to the project, which we expect will enable us to capture the same revenue streams of licensing, royalty, and services fees generated through the licensing model with customer-owned facilities. To maximize revenue from each project, whether via licensing or co-development, we sell supplies and equipment to our projects and customers. Additionally, we provide advisory, research and engineering services to develop new chemicals, use new feedstocks, and advance new fermentation or synthetic biology capabilities.
Our management team has more than 150 years of combined research and development, engineering and scale up, operations, partnering and licensing experience in the energy industry. Our company was co-founded in 2005 by our advisor and former Chief Scientific Officer, Dr. Sean Simpson, and the late molecular biology expert, Dr. Richard Forster. Dr. Jennifer Holmgren, our Chief Executive Officer since 2010, has over 30 years of experience in the energy sector, including a proven track record in the development and commercialization of renewable jet fuel and chemical technologies. We are led by a diverse management team and board of directors with deep experience in leading energy companies and major financial institutions. We believe the expertise of our leadership team and the strength of our relationships within the industry are critical to our strategy as we continue to deploy our technology and expand our business.
Market Opportunity
Overview
GHG emissions are rampant in major economic areas across the globe. In Asia, the largest emitter of GHGs, approximately 10 billion metric tons of CO2 are emitted per year, with almost 30% of the global territorial fossil fuel CO2 emissions occurring in China alone. In the United States, approximately six billion metric tons of CO2 have been emitted annually for over 30 years. In Europe, nearly five billion metric tons of CO2 are emitted per year. GHGs from human activities are the most significant driver of observed climate change, which is taking on greater importance and urgency throughout the world.
In 2016, the Paris Agreement was signed by a consortium of countries committing to limit the increase of global average temperatures to 2°C or less compared to pre-industrial levels. Such initiatives have placed an increased emphasis on monitoring and mitigating the effects of climate change and generally promoting environmentally friendly behavior. In 2017, the International Energy Agency (“IEA”) estimated that an annual $3.5 trillion in energy-sector investments would be required through 2050 to achieve the 2°C target. In 2019, the European Union released the Green Deal Communication, a package of measures and policies ranging from ambitiously cutting emissions, to investing in cutting-edge research and innovation, to preserving Europe’s natural environment and achieving a carbon neutral economy by 2050. The roadmap includes a comprehensive plan to increase the European Union’s GHG reduction target for 2030 to at least 50% and toward 55% as compared to 1990, compared to the current target of 40%. In the United States, President Biden re-committed to the Paris Agreement, pledging 50-52% GHG reductions by 2030 compared to 2005 levels. In 2021, the U.S. Congress passed the Infrastructure Investment and Jobs Act, which included over $62 billion for the U.S. Department of Energy to use for clean energy technology deployment. In August 2021, President Biden signed the Inflation Reduction Act, which provided approximately $369 billion for clean energy deployment and climate change mitigation and adaptation.
Alongside potential government mandates for aviation and industrial emitters, regional governments, companies and investors have announced their own emissions and waste reduction targets. According to the RE100 initiative, nearly

350 global companies spanning a broad array of sectors have pledged to transition to 100% renewable electricity by 2050 with an average target date of 2030. Outside of the RE100, many more companies are facing consumer and shareholder pressure to increase their environmental disclosures and join the transition to cleaner energy sources. For example, the members of the International Air Transport Association, which includes nearly 300 airlines responsible for over 80% of the world’s air traffic, have committed to cut their emissions in half by 2050 compared to 2005 levels. In addition, in March 2021, Airlines for America, the industry trade organization representing the leading U.S. airlines, announced the commitment of its member carriers to work to achieve net-zero carbon emissions by 2050. The carriers also committed to work toward a rapid expansion of the production and deployment of commercially viable SAF, specifically to make two billion gallons of SAF available to U.S. aircraft operators in 2030.
We believe that carbon capture and transformation technologies will be used increasingly within industrial sectors of the economy as one of the primary methods to reduce GHG emissions and meet mandates and climate goals. The two options for dealing with captured carbon today are sequestering it in the ground, or carbon capture and sequestration (“CCS”), and recycling it into products, or carbon capture and utilization or transformation (“CCU” or “CCT”).
We believe LanzaTech can provide a profitable pathway to solving an emitter’s carbon problem. For example, today in Europe, a steel mill can pay penalties for their emissions, purchase offsets, or invest in a CCS facility and reduce their emissions at site under an Emissions Trading System. In each case, we believe the cost of the emissions, offsets or investment in a CCS facility are less cost effective than building a LanzaTech CCT facility to decrease carbon emissions.
While reducing the carbon intensity of fuels is important, it does not address the carbon contained in physical goods. Sustainability-marketed products grew 7.1 times faster than conventionally marketed products from 2015 to 2019. Further, eco-conscious customers now make up roughly 80% of a consumer market worth over $1.8 trillion. Many companies have already pledged to achieve carbon neutral or net zero carbon targets, with some aiming to achieve that target within the next decade.
Currently, we recycle carbon to produce ethanol that can be used for SAF production, the global addressable market for which is estimated at $180 billion. Our customers also operate our carbon refining technology in the single-cell protein market, estimated at $16 billion in 2019, because our process makes high protein biomass as a byproduct. Ethanol can also be converted to MEG and PET, with markets worth an estimated $28 billion for MEG and $44 billion for PET packaging at the end of 2021. We have a portfolio of existing recycled carbon and soon-to-be commercialized CarbonSmart products that we believe have the potential to penetrate more chemicals markets in the coming years as more commercial facilities begin operations. CarbonSmart is a concept where we see carbon waste transformed into many products that we use in our daily lives. Approximately two tons of CO2 are removed per ton of CarbonSmart product made.
Many of our customers and partners are brand owners who have made strong sustainability commitments and endeavor to connect their customers with low carbon products that do not compete with food production for feedstock, land, or water.
Overview of Ethanol Market
Ethanol can be used directly as fuel but can also serve as a feedstock to produce a broad range of products, including cosmetics and beauty products, hand hygiene products, paint, food additives, tires, children’s toys, plastic products, rubber, clothing and upholstery. The United States is responsible for over half of ethanol production globally and has produced an average of nearly 15 billion gallons of ethanol annually since 2015, while the ethanol output for the rest of the world has increased by over 20% during the same period. Meanwhile, most governments have instituted caps on food-derived ethanol. The focus of most ethanol growth in the future is expected to be waste-based, non-food ethanol.

Overview of Fuel Market
In 2019, global fuel ethanol production reached 30 billion gallons. We believe the demand for renewable fuels and related infrastructure will rise substantially over the next decade driven by strong demand from both consumers and sustainability-focused suppliers. We also believe that the federal regulatory framework in the United States, including the Renewable Fuel standard, will drive production of ethanol for the liquid transportation fuel market. We believe the production of ethanol from recycled carbon, such as from industrial emissions, will also have a market in the European Union through the Renewable Energy Directive and at the state level in the United States with the California Low Carbon Fuel Standard. Other states in the Northeast United States, as well as Canada, have signaled they will institute such policies in the coming years.
Sustainable Aviation Fuel: Mandated global SAF demand is expected to hit 61 billion gallons per year by 2040. The Biden Administration has a goal of replacing all jet fuel with sustainable alternatives by 2050. The global market for aviation fuel is estimated to be nearly $250 billion by 2026. Airlines and aviation sector coalitions, including companies addressing Scope 3 emissions are making corporate commitments to increase SAF use. To reach expected 2030 SAF demand, global SAF capacity must achieve an 87% CAGR.
Overview of Chemicals and Protein Markets
According to the IEA, the chemicals sector is the largest industrial consumer of both oil and gas. Petrochemical feedstock accounts for 12% of global oil demand, a share that is expected to increase because of increasing demand for plastics, fertilizers, and other products. With the growth in demand for petrochemical products, petrochemicals are expected to account for over a third of the growth in oil demand to 2030, and nearly half to 2050, ahead of trucks, aviation, and shipping. Petrochemicals are also poised to consume an additional 56 billion cubic meters of natural gas by 2030. Currently, organic chemicals are predominantly derived from fossil sources such as petroleum. These chemicals are used to produce a wide array of materials. More than 10 million barrels of oil are consumed daily to create these materials, releasing massive quantities of new carbon into the atmosphere in the process.
Protein demand is outpacing supply. Today’s alternatives are dominated by crop-based feedstocks. It is currently estimated that the plant-based protein market will be valued at $162 billion in 2030 and would make up an estimated 7.7% of the global protein market.
Key Competitive Advantages
We believe the following combination of capabilities and strengths distinguishes us from our potential competitors.
Proven, Differentiated, Adaptable Proprietary Technology Platform. We are a leader in gas fermentation and have developed economically attractive, commercial-scale carbon recycling technology and end products. Our proprietary technology platform allows us to produce different products and chemicals from multiple feedstocks utilizing the same process at the same plant. Our biological system ensures stable performance despite fluctuating gas feedstock compositions, unlike thermocatalytic processes, which require consistent gas feedstock compositions.
New high-value chemical intermediates can be used to make materials such as acrylics, fibers, plastics and synthetic rubber and a wide variety of chemicals including alcohols, acids, esters, and ketones. LanzaTech has demonstrated this with several partners who have used chemical intermediates to make fabrics, packaging, detergent, cleaning agents and fragrances. This process can lock waste carbon into durable goods, creating a circular carbon economy where carbon is refined and re-used instead of emitted as harmful greenhouse gases.
We believe that our technology enables a circular carbon economy, which keeps carbon in the material cycle instead of allowing it to be emitted into the atmosphere as pollution. By locking carbon into chemical building blocks used to make every-day goods, we are reducing the need to extract virgin fossil resources to make the same products. We believe this could have a game changing impact on the chemical industry and its supply chain, shifting the way the industry considers commodity sourcing and supply.
Low Carbon, Enabling Technology. Our technology is designed for use across the supply chain, from emitters of waste carbon to those who want to develop products from waste carbon. Industrial emitters can implement

LanzaTech’s carbon capture solution onto their existing facility and derive revenue from used carbon. As an example, the first commercial facility in China to utilize our technology platform has sold over 38 million gallons of ethanol into the market, displacing fossil gasoline for road transport use, and avoiding the equivalent of over 195,000 tons of CO2 emissions at source. Our technology platform allows emitters to play a role in the circular carbon economy by generating products from waste carbon that would otherwise come from virgin fossil resources and selling these products to end users who want to reduce their environmental impact.
Our platform technology is highly customizable and we believe it will provide flexibility to respond to market demand. Through the use of synthetic biology, microorganisms can be engineered to produce different chemicals directly from gases using the same process and production hardware. By changing the microorganism in a commercial facility, we have developed the capability to switch the product focus of commercial plants within a matter of days. We believe this will enable production of different product targets in campaigns at the same commercial facility. We believe this capability will enable partners and customers to rapidly respond to fluctuating market conditions and maximize the value of their assets, by producing the highest value product at any given time.
Platform Validated Through Partnerships with Industry Leaders. We have demonstrated the commercial success of gas fermentation on feedstocks from a broad array of waste streams. Three commercial scale facilities in China utilizing steel off-gas and ferroalloy off-gas emission are currently being operated by entities in which the Shougang Joint Venture holds a controlling interest. In addition, a commercial scale facility in Ghent, Belgium is in advanced stages of construction by our partner ArcelorMittal. The facility is expected to begin commissioning in the coming months.The pilot-scale plant in Japan developed with Sekisui Chemical Co., Ltd.has been producing ethanol from gasified municipal solid waste since 2017. Construction on a next scale 1/10th commercial sized facility with Sekisui was completed in April 2022 and the facility is in the commissioning stage. Additionally, a demonstration-scale facility in Alberta, Canada, with partner Suncor, utilizing waste-based feedstocks, including municipal waste and forestry-residues, has produced ethanol in test runs since July 2022 Commercial projects using refinery off-gases, industrial and biorefinery CO2, ferroalloy off-gases, gasified biomass, and gasified mixed plastic wastes are under development. We have worked with several partners on the integration of the gasification and gas fermentation processes to convert solid feedstocks to fermentation products, culminating in over 50,000 hours of pilot and demonstration scale operations on live synthesis gas (“syngas”) produced from gasification.
As a result of our ability to deliver a sustainable, economically advantaged solution to produce fuels chemicals and products using waste feedstocks, we have been able to attract key industry partners in our markets such as Mitsui, ArcelorMittal, Suncor, BASF, IndianOil, and Sinopec.
In 2020, the Shougang Joint Venture plant that has been using our technology platform on a commercial scale received Roundtable on Sustainable Biomaterials (“RSB”) certification. RSB certification is awarded to facilities that ensure the sustainability of their products and promote the health of their employee and the welfare of their local communities.
Strong Intellectual Property Position. As of December 31, 2022, we owned or had licensed rights to 1,264 granted patents and 588 pending patent applications across 141 patent families in the United States, Europe, Asia and additional jurisdictions, in addition to our trade secrets. These issued patents and pending patent applications cover not only the upstream (such as gasification and gas conditioning), gas fermentation, and downstream (such as product separations and catalytic conversions) production systems that we are developing or may pursue in the future, but also certain of the underlying technologies used to develop our systems. Our intellectual property portfolio contains patent families spanning the entire platform, from the feedstock to the gas fermentation to the product recovery.

The following chart summarizes the breadth of our IP portfolio:
Extensive Industry Experience. We have over 17 years of experience developing, testing, scaling, and optimizing gas fermentation and integrating gas fermentation with upstream and downstream technologies, culminating in the world’s first commercial gas fermentation plant in 2018. Our management team brings over 150 years of combined research and development, engineering and scale up, operations, partnering and licensing experience in the energy industry.
Our Technology Platform
Overview
We have developed, scaled, and deployed an adaptable proprietary technology platform that integrates core gas fermentation with upstream processes, such as gasification and gas conditioning, and downstream processes, such as product separations and catalytic conversions.
Our technology platform is like brewing, but instead of using yeast that eat sugar to make alcohol, our biocatalysts, or microbes, eat waste carbon to make end products. Because our system is biological, and biological systems grow in dynamic environments and react in real time to changing conditions, it is much more tolerant of variability in feedstock composition and supply than systems based on catalytic chemistry and is, therefore, highly customizable.
Our technology platform can use feedstocks containing CO2, H2 and CO, including waste emissions from steel, oil refining, and ferroalloy industries, gasified municipal solid waste (“MSW”), agricultural wastes, and reformed biogas. We have demonstrated this with partners globally and have shown conversion of these input streams at various scales, including at three commercial facilities in China being operated by entities in which the Shougang Joint Venture holds a controlling interest using industrial emissions. Our commercial partners will be able to combine our gas fermentation system with different engineered biocatalysts to produce different products, allowing them to leverage their existing capital investment and to calibrate production to market conditions.

Step 1: The process begins by receiving off-gas or waste gas streams comprising gases that contain various mixtures of CO, CO2 and H2, such as from steelmaking emissions or gasified waste.
Step 2: These gases are compressed, conditioned, and transferred into fermentation bioreactors containing LanzaTech’s proprietary biocatalysts (microorganism) and a liquid media.
Step 3: The biocatalysts ferment the gases and, as part of their natural biology, they produce ethanol and other chemicals as a result of this fermentation. This is a continuous process that can run without shutting down for extended periods.
LanzaTech’s Biocatalyst
Clostridium autoethanogenum is an Acetogen, a chemolithoautotrophic microorganism that uses certain gases for both carbon and energy. Acetogens naturally produce acetate, and a select subset of Acetogens, including C. autoethanogenum, natively synthesize ethanol. Acetogens are ubiquitous in anaerobic environments, such as soil, animal and human guts, sediments, the deep sea, and hot springs. For biotechnological applications, acetogenic clostridia are among the fastest growing acetogens and have been used industrially for more than 100 years.
Our technology platform relies on gas-consuming biocatalysts that use an ancient biological pathway known as the acetyl coenzyme-A biochemical pathway for autotrophic growth (the “Wood-Ljungdahl Pathway”). The Wood-Ljungdahl Pathway is the most energetically efficient carbon fixation pathway and enables our proprietary biocatalyst to transform the carbon and energy in gas streams into valuable products. In addition to being highly energy efficient, the Wood-Ljungdahl Pathway also allows high levels of dynamic flexibility in the composition of the gas streams (and therefore resources) that can be converted into valuable products. The pathway allows the LanzaTech process to use both CO2 and CO as sources of carbon and H2 and CO as sources of energy. The application of this pathway with this biocatalyst enables a significant range of sustainable, high volume, and globally available waste resources for commercial deployment and product manufacture.
Feedstock Diversity for Resilience
The current manufacture of essential goods results in an abundance of waste carbon in the form of polluting gases or solid wastes in the air, landfills, and waterways. The LanzaTech gas fermentation platform can utilize feedstocks ranging from CO to CO2-rich waste streams, including industrial and refinery off-gas, reformed biogas, gasified biomass and MSW, and CO2.

CO can provide both carbon and energy for our proprietary microbes. In contrast, CO2 only provides carbon, which means a source of chemical energy, H2, must be added for a CO2 conversion. In a CO-rich stream, the microbe can make the H2 it needs from water via a biological water gas shift reaction, creating CO waste streams of various compositions ideal for gas fermentation.
Waste carbon feedstocks generally have low cost, global availability with regional abundance, low carbon intensity, and are non-competitive with food production. If the entirety of the potential feedstocks could be accessed, up to 6.5 billion metric tons annually of gas fermentation products, primarily ethanol, could be produced.
Compared to other catalytic conversion processes, LanzaTech’s gas fermentation process is uniquely tolerant to the inherent variability of waste gas composition, enabling a wide diversity of feedstocks and high variety of products. Upstream catalysis technology focuses on identification and removal of fermentation inhibitors before fermentation feedstock gases are introduced into the bioreactors. LanzaTech has developed and optimized its proprietary gas treatment system to remove more than four classes of fermentation inhibitors from the broad spectrum of feedstocks, gasified biomass to steel off-gasses, in a simple process that substantially decreases capital and operating expenses while providing increased flexibility.
Potential Feedstocks
The following feedstocks could be used with our platform technology:
Industrial Emissions
Steel, ferroalloy, or refinery off-gases are point-sourced. CO2-rich off-gases, which are produced by the cement and sugar ethanol industries, can also be used to feed gas fermentation alongside a hydrogen source as explained in subsequent sections.
•Steel: Energy-intensive manufacturing processes, such as steel production, inevitably result in gaseous emissions, which cannot be stored and which are emitted by the steel maker. As an environmental liability rich in CO, these emissions are an ideal feedstock for our process. We have been working with these readily available, abundant gases since 2008.

•Ferroalloy: Ferroalloy gases are also rich in CO, making this another ideal emission source. We are developing projects using ferroalloy gases in target regions such as China, Norway and India.
•Refining: Certain refinery off-gases are ideal feedstocks for our process. A unique feature of processing refinery gases is that most of the carbon in the ethanol produced is derived directly from CO2, rather than from CO. Oil and gas companies also have extensive experience producing and handling liquid fuels, gas processing, engineering, and chemical catalysis.
Solid Wastes and Reformed Landfill Gas
Biomass and agricultural residues offer the largest potential sources of feedstock for gasification. In contrast to other methods of converting biomass feedstocks into fuels, gasification and gas fermentation have the potential to utilize all carbon in the feedstock. This includes carbon contained in the natural polymer lignin, which is typically not accessible in current cellulosic biomass fermentation processes. Gasified non-recyclable MSW, mixed plastic waste, and reformed biogas such as landfill gas (“LFG”) are abundant waste streams that we believe are currently underutilized sources of carbon for conversion into CarbonSmart fuels, chemicals, and materials using our technology platform.
•Biomass: Biomass, such as agricultural and forestry residues, can be gasified into syngas. Syngas contains CO and H2 and is well suited for our process. While higher in capital costs due to the addition of one or more gasifiers, these projects typically benefit from significant renewable policy incentives, and can be deployed as smaller modular systems.
•MSW and Refuse Derived Fuel (“RDF”): As with biomass, MSW and RDF can also be gasified into syngas for use in our process, which can accept unsorted waste, ideally with mechanically recyclable items removed. The current alternatives are landfilling or incineration, which are increasingly falling out of favor globally, and so waste management companies are seeking alternative sustainable solutions. These projects benefit from tipping fees, or fees generated by the disposal and processing of waste on a per ton basis, on the waste, and in certain locations, can be deployed as smaller modular systems.
•Reformed LFG: Only 32% of landfills in the United States collect methane, and the collection efficiency can range from 35% to 90% for modern landfills that do collect. As a result, landfills are responsible for more than 15% of the anthropogenic methane released in the U.S. Many landfills flare the LFG or operate older power generation units that emit large volumes of carcinogens and micro particles. LanzaTech believes it can utilize this gas stream. Capturing this feedstock for CarbonSmart materials has the potential to clean the air and improve human and environmental health surrounding landfills while reducing dependence on fresh fossil resources.
•As modern industries transition to more sustainable feedstocks, we believe industrial and refinery waste gases will ultimately transition as well. To enable this transition, LanzaTech is developing the ability to pivot to CO2 from biorefineries and direct air capture (“DAC”) for continued, sustained, low carbon materials and fuels.
Future Proofing Feedstock Capability
CO2 sourced from biorefineries, industrial emissions, and DAC technologies can be coupled with H2 to produce products with extremely high carbon conversion efficiency of over 90% carbon utilization. Since H2 can be produced from renewable power via water electrolysis (“green”) or by steam methane reforming with carbon capture (“blue”), the carbon footprint of the products made will be a fraction of that relative to petroleum refining. As more hydrogen is present in the feedstock, more carbon is captured into the ethanol product. We believe CO2 as a feedstock has the potential to disrupt the fuel and chemical supply chains by substituting CO2 for conventional fossil resources. By developing and integrating these approaches, we believe our technology platform is positioned to take advantage of the expected continued price reductions and capacity increases for renewable electricity, maximizing utilization of CO2 streams.

Integrating bioindustrial CO2 and eventually DAC technologies with LanzaTech’s gas fermentation platform creates an opportunity for renewable fuel production from low-cost CO2 feedstock. Integrating with LanzaJet’s Alcohol to Jet (“ATJ-SPK”) process can produce SAF from each of ethanol, derived from CO2 and H2 produced by water electrolysis. DAC CO2 to SAF is estimated to have a 94% emissions reduction when compared to the fossil counterpart at 94 g-CO2e/MJ of ATJ-SPK.
Steel Industry Transition
LanzaTech’s gas fermentation technology can utilize the evolving off-gases from iron and steelmaking processes through the transition from carbon to hydrogen feedstocks. The LanzaTech system can remain in place, utilizing existing assets at iron and steel mills to take advantage of available hydrogen, coupled with carbon from other on-site sources including electric arc furnaces, or further transition to gasification of waste carbon resources (solid waste or biomass) or utilize direct air capture. We believe that our early investments in GHG emission reduction technology positions us to continue to be a leader in carbon recycling in other hard-to-abate sectors.
Technology Platform Development
Throughout our 17-year history, LanzaTech has consistently developed and scaled innovative gas fermentation technology solutions and is now deploying them commercially. Our team has designed and developed equipment necessary to enable the biocatalyst that functions in a 3-liter benchtop reactor to operate equivalently in a 750,000-liter fermentation reactor.
LanzaTech’s gas fermentation process has been demonstrated at four sites with 50,000 hours of operation in the field using steel mill waste gases plus another 50,000 hours of operating in the field integrating gasification, gas treatment and gas fermentation. The success of these 100,000 hours of experience at pilot and demonstration scales led to the May 2018 startup of the first operating commercial gas fermentation facility in the world, at the Jingtang Steel Mill in Caofeidian in Hebei Province, China. A second commercial plant, the Shoulang Jiyuan plant in Ningxia, China, of the same capacity and utilizing ferroalloy off-gas come online in April 2021. The third commercial plant, the Ningxia Binze plant in Ningxia, China, with an annual capacity of 60,000 tons and utilizing ferroalloy off-gas, came online in September 2022. Together these facilities have produced over 50 million gallons of fuel-grade ethanol and mitigated over 250,000 tons of CO2. There are 14 additional plants being developed worldwide, 12 of which are commercial-scale and two are demo-scale or 1/10th commercial-scale. Four of the 12 commercial plants are in construction and the remaining eight plants are in engineering phases. The demo-scale facility and the 1/10th commercial-scale facility are in startup test run and commissioning phases, respectively. The 14 additional plants will use a mix of feedstocks including steel off-gas, ferroalloy off-gas, refinery off-gas, gasified biomass, gasified municipal solid waste, CO2 and green H2, and ethanol in instances where the plant will produce sustainable aviation fuel from the ATJ process.
LanzaTech is continuously developing and advancing its technology platform, and in late October 2022, announced that its next-generation bioreactor, currently utilized in a demonstration-scale facility in Alberta, Canada with partner Suncor, is expected to run additional test campaigns for ethanol production on a wide range of waste-based feedstocks. This next generation bioreactor is expected to improve the economic viability of LanzaTech’s integrated biorefinery offering. The demonstration-scale facility has produced ethanol in test runs since July 2022 and converts waste-based feedstocks, including municipal waste and forestry-residues, into ethanol. Additional test campaigns are expected over the next several months along with full construction completion of the facility.
Applications of Our Technology Platform
Overview
Our technology platform enables companies around the world to generate revenue from transformed carbon in waste resources. Across the supply chain, we promote a CarbonSmart circular economy, where both resource providers and end users can choose to be carbon-efficient by recycling or “locking” carbon into new products rather than making them from new fossil resources. Current and proposed applications of our technology platform include ethanol products, which can serve as the chemical building blocks for consumer goods, such as household cleaners and sustainable fuels, including sustainable aviation fuel, as well as protein products, such as animal/fish feed and fertilizer. These applications are discussed further below.
To date we have partnered with several consumer-facing companies to demonstrate the market value of our CarbonSmart products. This includes leveraging our technology to make the chemical intermediates for the production of a new range of cleaning products, packaging for cosmetics, fibers for clothing, and as an input for fragrances. The ethanol used in these first CarbonSmart products originates in China at our commercial facilities, but we expect that over the longer term, the input ethanol will be made in our facilities across the globe.
Ethanol Products
Our customers and partners already have used our technology platform to produce ethanol, ethanol derivatives and ethanol co-products from steel mills, ferroalloy plants, and refineries, as well as gasified biomass and municipal waste.
To date, LanzaTech has produced over 1,000 metric tons of finished CarbonSmart products for consumer brands. Examples of CarbonSmart product launches are as follows:
•Purified ethanol in home cleaning products: LanzaTech’s purified ethanol from steel mill off gas is utilized in a line of household cleaners.
•Purified ethanol in fine fragrances: High purity ethanol is one of the major ingredients in fine fragrances. LanzaTech’s high purity ethanol will be used in one of the world’s largest fragrance and beauty company’s fragrance formulations.
•Ethanol as a feedstock for polyethylene production: LanzaTech ethanol was utilized for conversion to ethylene and then polyethylene, for use in manufacturing the world’s first cosmetic bottle from steel mill emissions.
•Ethanol as a feedstock for surfactant production: LanzaTech’s partner launched a line of laundry detergents utilizing CarbonSmart ethanol as input for surfactants production.
•Ethanol as a feedstock for polyester production: LanzaTech ethanol was utilized for conversion to ethylene and then monoethylene glycol (MEG) a building block for PET production. This was used to make yarns and fabric for lululemon and Zara apparel collections.

As of the date of this current report, 12 commercial-scale facilities are either under construction or in engineering utilizing our technology, as outlined in the graphic in the section titled “Business — Market Opportunity — Overview.” The first commercial facility to use our technology was the Shougang Joint Venture in 2018, a joint venture between us and Shougang Group and TangMing formed in 2011. This gas fermentation plant was the world’s first commercial facility to convert industrial emissions into sustainable ethanol. This plant has an annual production capacity of approximately 46,000 tons of ethanol.
Sustainable Aviation Fuel Products
Ethanol produced by us can be blended into road transport fuels or can be converted through the LanzaJet™ ATJ process to an ethanol-based ATJ-SPK and to sustainable diesel, both of which can be blended with their fossil equivalents. LanzaJet ATJ-SPK from our ethanol can demonstrate up to 80% GHG reduction compared to fossil alternatives depending on circumstances, including feedstock, geography and methodology. ATJ-SPK is qualified for use at up to a 50% blend level with conventional jet fuel for all commercial flights. This process is poised for commercial deployment. The process has a high potential jet yield of 90%.
Our first ATJ demonstration unit produced approximately 4,000 gallons of jet fuel and 600 gallons of diesel fuel. A portion of this fuel was used to power a commercial passenger 747-jet flight operated by Virgin Atlantic from Orlando, Florida to London, UK in 2018. The fuel was also used for a 2019 Trans-Pacific flight to deliver a new Boeing aircraft to All Nippon Airways in Tokyo from Everett, Washington.
We have designed our technology platform to convert ethanol to SAF, which is of strategic importance to airlines for meeting their commitments to reduce emissions.
LanzaJet
With the goal of accelerating commercialization of the ATJ process, we helped launch LanzaJet in June 2020 and became shareholders along with Suncor and Mitsui, with British Airways and Shell joining as shareholders in 2021. LanzaJet received financing from the Microsoft Climate Fund in 2022. We currently hold a 25% stake in LanzaJet. Mitsui, Suncor, British Airways and Shell have committed to invest a total of up to $165 million. This initial facility is currently under construction in Soperton, Georgia and will have the capacity to produce 10 million gallons per year of SAF and renewable diesel from sustainable ethanol sources. In December 2022, installation of key equipment for the novel process technology that converts ethanol to drop-in replacement SAF began and construction at the facility is expected to be completed in 2023. Pursuant to the LanzaJet License Agreement, we granted to LanzaJet a perpetual, worldwide, non-transferrable, irrevocable, royalty-free, sublicensable, exclusive license to certain patents related to the conversion of ethanol to fuel. This license is exclusive including as to us. The primary waste biomass to be used for ethanol feedstocks is cellulosic wastes from sugar cane or other agricultural activities in Brazil. Additional, longer-term waste-based biomass-derived feedstocks for SAF include waste starch slurry from conventional fermentation and biogas derived from biomass degradation in landfills. Waste-based industrial off-gases can also be used to produce ethanol as a feedstock for the process.
This plant, located at the LanzaTech Freedom Pines Biorefinery in Soperton, Georgia, is also supported by participation from All Nippon Airways and a US Department of Energy grant of $14 million.
We anticipate deployment of numerous commercial ATJ facilities above the 10 million gallons per year capacity of the LanzaTech Freedom Pines Biorefinery. We are currently working with partners to confirm project locations and solidify the appropriate project structures. Locations for these facilities include Asia, mainland Europe, the United Kingdom, and the United States. We expect these facilities will be funded by LanzaJet shareholders as well as other sources, including government grants and loan guarantees depending on the project structure and partners, location, and other factors.
DRAGON
In September 2021, Project DRAGON (Decarbonising and Reimagining Aviation for the Goal of Net Zero) was formally initiated. This waste-to-SAF project received GBP £3.15 million in grant funding from the UK Secretary of State for Transport (the “UK Authority”) Green Fuels Green Skies program and £1 million from Innovate UK as part of the South Wales Industrial Cluster deployment program. LanzaTech is responsible for front-end engineering design and associated project development activities for the UK Authority to achieve a final investment decision for both the LanzaTech Gas Fermentation unit and the adjacent LanzaJet ATJ unit in Port Talbot, South Wales, United Kingdom. These activities, further supported in December 2022 by a £24.9 million grant from the UK Authority's Advanced Fuels Fund, are underway with a view to achieving a final investment decision in 2024 and full operations in 2026-2027 to produce 100 million liters per year of SAF for two major UK airlines. Overall the project is expected to play a significant role in meeting the UK government’s target of 10% SAF by 2030, as well as resulting in significant carbon emissions reductions compared to fossil kerosene, and to also reduce emissions of particulate matter and sulfur.
FLITE
In December 2020, the Fuel via Low Carbon Integrated Technology from Ethanol, or FLITE, project was formally initiated. This project received EUR 20 million in grant funding from the EU Horizon 2020. LanzaTech is responsible for plant design, construction and operations using LanzaJet’s ATJ technology. Project development has been initiated and we expect the FLITE facility to be fully operational in 2024 and to produce SAF using waste-based ethanol sourced from multiple European producers. In addition, the SAF expected to be produced at the facility is anticipated to result in a significant carbon emission reduction relative to fossil kerosene and to also reduce emissions of particulate matter and sulfur.
LanzaJet’s ATJ technology is leveraging existing low-carbon intensity ethanol and is enabling a transition to new sources of waste-based ethanol.
Project LOTUS
In September 2021, SkyNRG Americas in partnership with LanzaTech was awarded $1 million in funding for Project LOTUS (Landfill Off-gas To Ultra-low carbon intensity SAF) to design, build, operate, and maintain a production facility that will convert raw LFG into SAF. The project is expected to leverage green hydrogen and LanzaTech’s gas fermentation technology to convert LFG to ethanol at an operating landfill. The ethanol will be converted to SAF using the LanzaJet ATJ technology developed by LanzaTech and Pacific Northwest National Laboratory and subsequently licensed to LanzaJet. SkyNRG Americas has numerous contractual partners, including Boeing and Alaska Airlines, who are committed to advancing use of the fuel in flight once it is produced through project LOTUS.
We believe Project LOTUS has the potential to provide a new U.S.-produced regional supply chain for producing SAF that meets international ASTM specifications while reducing methane emissions and improving air quality. The SAF is expected to be high quality, low soot forming, and sustainably derived, with the potential to reduce up to 110% of GHG emissions over traditional jet fuels. The $1 million in funding from the Department of Energy, awarded in September 2021, is expected to accelerate the commercial rollout of this SAF production path from LFG by reducing the technical and financial risks for future integrated commercial plants across the United States.
Protein Products
An additional application of our technology platform is the production of protein products. Microbial protein is composed of lysed, spent microbes from LanzaTech commercial facilities. These microbes contain proteins and other valuable nutrients and have performed the task of gas fermentation, have been extracted from the relevant commercial unit and are no longer viable. These materials can be extracted and used in numerous applications, including feed products for livestock and fish, fertilizers for agricultural applications, and protein extract-based products. LanzaTech’s first commercial customer is currently selling residual microbial protein as a component in fish and livestock feed products. Many of these markets are large and diverse, with stakeholders actively seeking sustainable and nutritious inputs. We believe our technology offers improved overall plant economics and environmental performance.
Significant composition testing on LanzaTech microbial protein has already been completed and detailed materials characterizations have been developed. These tests have shown that LanzaTech microbial protein products contain very high protein content, typically exceeding 85 weight percent of the overall material mass. In addition, LanzaTech’s microbial protein product for fertilizer and feed applications contains high concentrations of B vitamins and other minerals. These materials are beneficial in certain end-use applications such as animal feeds.
We believe that animal feed is the most profitable application for microbial protein. Fertilizer and biogas applications currently provide alternatives where feed applications are impractical. The nearest term applications for LanzaTech microbial protein include:
Animal/Fish Feed
Using LanzaTech microbial protein as a key ingredient in fish and animal feed represents a significant opportunity for LanzaTech. Global fishmeal production alone is six to seven million tons annually. Separation and drying of microbial protein for feed applications is similar to that of fertilizers, leading to potentially higher margins for LanzaTech and its customers. Studies have demonstrated that LanzaTech microbial protein is effective as a partial replacement for fish meal and corn gluten meal in Atlantic Salmon at levels up to 15 weight percent in the diet. Nutrient digestibility and safety were demonstrated up to 30 weight percent in feed. Depending on region, regulatory approval may be required prior to marketing. Also, sufficient feed gas treatment is required for feed applications to ensure any detrimental gas contaminants do not enter the food chain.
Fertilizer
The global fertilizer market is roughly $150 billion and consists of approximately 187 million tons of materials sold annually. Fertilizer products draw widely different prices based on their compositions and availability. LanzaTech believes that its microbial protein has strong potential as a fertilizer that is easy to apply and low maintenance. Use as a fertilizer may require regional or local approval.
Biogas
In some markets, including the European Union, it is economically advantageous to anaerobically digest the residual microbial protein to produce biogas. This biogas can be used in a cogen unit to produce power, steam, and hot water for use in the industrial facility. In regions where there are strong government incentives promoting biogas production, this may be a profitable use of residual microbial protein.
Synthetic Biology and Chemical Products
Through our synthetic biology platform we can develop new microbes to produce additional chemical products.Our platform technology enables rapid scale-up of new microbes once they are developed. Beyond ethanol, we have demonstrated the ability to produce ethylene, isopropanol, and acetone directly from gases.

In 2022, LanzaTech demonstrated direct continuous production of ethylene from CO2, creating a new non- fossil fuel pathway to this widely used commodity chemical. With a projected global market value of $170 billion by 2030, ethylene is widely used in the chemical industry, and its worldwide production capacity (estimated over 200 million tons per annum in 2021) is one of the largest of any chemical. Using oil or natural gas as feedstock, petrochemical plants use the cracking process to extract ethylene, which is then transformed into chemical compounds and plastics, which manufacturers use to produce many of the products used every day, including:
•Polyethylene (Plastics) – used to make food packaging, bottles, bags, and other plastics-based goods.
•Ethylene Oxide / Ethylene Glycol – can become polyester for textiles, as well as antifreeze for airplane engines and wings.
•Ethylene Dichloride – this, in turn, can become a vinyl product used in PVC pipes, siding, medical devices, and clothing.
•Styrene – synthetic rubber found in tires, as well as foam insulation.
LanzaTech has previously produced ethylene via the indirect ethanol pathway, taking ethanol produced from carbon emissions and then converting this ethanol to ethylene. This latest development bypasses the conversion step, making the process less energy intensive and more efficient. With this, LanzaTech estimates that the ability to directly produce ethylene from a waste feedstock will offer a lower cost and lower carbon product, which is anticipated to enable greater market penetration than via the indirect ethanol pathway.
LanzaTech is scaling up the process to make these molecules. We have provided high-purity fermentation products (e.g. ethanol) and upgraded products (e.g., PET) to over 20 customers. Because this capability is unique to gas fermenting microbes, we have several collaborations with end users targeting the production of new molecules.
LanzaTech has achieved the direct synthesis of over 50 target products, molecules spanning from two-carbon up to 20+ carbon molecules and varying functional classes. LanzaTech has also demonstrated control over stereospecificity of the molecules, as well as the production of entirely novel compounds that cannot be produced in nature. In addition, LanzaTech has identified over 500 pathways for the production of an extensive spectrum of molecules using our proprietary predictive microbial modelling capability. Computer modelling simulations confirm the feasibility of producing these molecules from gas while providing accurate projections of achievable yields and therefore the economic case for each. Direct production of chemicals that today are produced via the ethanol conversion pathway, will make the process less energy intensive and more efficient. With this, LanzaTech estimates that the ability to directly produce chemicals from a waste feedstock will offer a lower cost and lower carbon product which will enable greater market penetration than via the indirect ethanol pathway.
We believe that our demonstrated ability to genetically modify our proprietary gas-fermenting microbe acetogen Clostridium autoethanogenum, is a competitive differentiator. While in recent years a number of rudimentary tools for gas fermenting organisms have been described in the public domain, these have low efficiency and are not amenable for use in high-throughput workflows. We have developed a complete suite of high-throughput capabilities essential for development of optimized production strains or application of iterative, machine learning-based screening strategies employed by the pharmaceutical or natural product industries. Specifically, we have assembled a fully automated strain fabrication facility capable of designing, engineering and delivering several thousand genetically re-programmed strains per month. This “BioFab” facility leverages the advanced computational biology, characterized libraries of genetic regulators, as well as tools and protocols to enable precise and predictable genetic re-programming of our proprietary gas-fermenting microbe. The combination of the capabilities and technologies that comprise the BioFab were developed in-house and are proprietary to us. Data from iterative cycles of design, construction, and analysis of engineered microbial strains within the BioFab is captured computationally and used to further refine our genetic modelling and strain design programs. Thus, over time these models and programs become increasingly accurate, minimizing the time required to deliver new commercial strains producing valuable chemical products.
We believe we can further expand our product portfolio through the industrial microbiology capabilities we have pioneered and use our technology to produce high-value chemical intermediates used to make materials such as acrylics, fibers, plastics, and synthetic rubber. In the future, once fully developed, we believe these new microbes will have the potential to be dropped into any existing industrial gas fermentation facility to make new products from established transformed carbon feedstocks, in many cases leading to carbon capture and sequestration in durable goods. We believe synthetic biology could enable the production of a wide variety of chemicals including alcohols, acids, esters, and ketones.
Competition
We compete in industries characterized by rapidly advancing technologies and a complex intellectual property landscape. We face competition from many different sources, including companies that enjoy competitive advantages over us, such as greater financial, research and development, manufacturing, personnel and marketing resources, greater brand recognition, and more experience and expertise.
While we do not believe we have any direct competitors, there are some companies with alignment in feedstock usage, products, synthetic biology, process design or commercial scale. While competing companies may be able to deliver some of these capabilities, we believe that no other company can currently deliver all of them in an integrated way.
These competitors may introduce competing products without our prior knowledge and without our ability to take preemptive measures in anticipation of their commercial launch. Competition may increase further as a result of greater availability of capital for investment and increased interest in our industry as more companies seek to facilitate the development of a carbon circular economy.
Intellectual Property
LanzaTech is a technology company which protects its intellectual property across an entire platform through a combination of trade secrets, confidential information, patents, trademarks, copyrights, nondisclosure agreements, material transfer agreements, employee agreements, and strong intellectual property and confidentiality clauses in collaboration and other agreements. We do not consider any individual patent, patent family or trademark to be material to our overall business.
Patents
As of December 31, 2022, we had owned or in-licensed 1,264 granted patents globally and 588 pending patent applications globally reflecting 141 patent families. We have filed patent applications continuously every year from 2007 to 2022, demonstrating continued innovation and establishing a steady patent estate viewed from a patent term perspective. As earlier filed patents reach their 20-year patent term, later filed patents remain enforceable thus providing a rolling patent estate of enforceable patents. Our patent estate is global in nature with patents or patent applications in over 50 individual countries and several pending applications in the International Patent System established by The Patent Cooperation Treaty.
Trade Secrets and Confidential Information
We have a large body of intellectual property that is maintained, not as patents, but as trade secrets and confidential information. Such intellectual property is protected by appropriate measures to maintain the secrecy and confidentiality of the intellectual property, including for example, contractual measures with confidentially and security obligations, physical security measures and digital security measures.
Trademarks
We maintain trademark rights and registrations in its name and brands in several global jurisdictions. Examples include “LanzaTech” and “CarbonSmart.”
Domains
We have registered a number of domain names for website used in our business. For example, we have registered the domain name for “LanzaTech.com.”

Intellectual Property Overview and Risks
Most of our intellectual property assets were developed and are owned solely by us, a few have been developed via collaboration, some of which are jointly owned with third parties, and a small number have been acquired or licensed from third parties. We expect that we will continue to make additional patent application filings and that we will continue to pursue opportunities to acquire and license additional intellectual property assets, technologies, platforms or products as developments arise or are identified.
Regardless, we cannot be certain that any of the patent filings or other intellectual property rights that we have pursued or obtained will provide the protection we seek. Our future commercial success depends, in part, on our ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business; defend and enforce our patents and other intellectual property; preserve the confidentiality of our trade secrets; and operate without infringing, misappropriating or violating the valid and enforceable patents and other intellectual property rights of third parties. Our ability to stop third parties from making, using, selling, offering to sell or importing our products may depend on the extent to which we have rights under valid and enforceable patents, trade secrets or other intellectual property rights that cover these activities. With respect to both our owned and licensed intellectual property, we cannot be sure that patents will issue with respect to any of the owned or licensed pending patent applications or with respect to any patent applications that we, our co-owners or our licensors may file in the future, nor can we be sure that any of our owned or licensed patents or any patents that may be issued in the future to us or our licensors will be commercially useful in protecting any products that we ultimately attempt to commercialize, or any method of making or using such products.
Under the “march-in” provisions of the Bayh-Dole Act, the government may have the right under limited circumstances to require us to grant exclusive, partially exclusive or non-exclusive rights to third parties under any intellectual property discovered through the government-funded programs. March-in rights can be triggered if the government determines that we have failed to work sufficiently towards achieving practical application of a technology or if action is necessary to alleviate health or safety needs, to meet requirements for public use specified by federal regulations or to give preference to U.S. industry. Specifically, certain of our granted and pending patents that cover recombinant and other microorganisms, cell-free protein synthesis platforms, protein expression vectors, fermentative production pathways, and microbial and ethanol conversion pathways may be subject to march-in-rights. These patents account for less than one percent of our granted and pending patents.
Key Collaboration Agreements
License Agreement with Battelle Memorial Institute
In September 2018, we entered into a license agreement with Battelle, which was subsequently amended in January and April 2020 (as amended, the “Battelle License Agreement”). Under the Battelle License Agreement, Battelle granted to us an exclusive sublicensable commercial license to certain patents related to the conversion of ethanol to fuels (the “Battelle patent rights”).
Under the Battelle License Agreement, we must meet certain development milestones, including producing and selling products and sublicensing the Battelle patent rights to others within certain timeframes. The agreement also requires that any products manufactured using the Battelle patent rights and sold within the United States will be substantially manufactured in the United States. Battelle retains the right to practice or license the Battelle patents to nonprofit institutions for research, development, or demonstration purposes. We licensed our rights and obligations under the Battelle License Agreement exclusively to LanzaJet. As such, we may only exercise these rights through a sublicense from LanzaJet.
In connection with our entry into the Battelle License Agreement, we paid an initial fee of $5,000 and agreed to pay Battelle a royalty of less than one percent of net sales of products involving the Battelle patent rights and a 10% royalty on all sublicense revenues and royalties. As of the date of this current report, we have not been required to make any royalty payments under the Battelle License Agreement.

The Battelle License Agreement remains effective until the last of the Battelle patent rights expires, is abandoned or is adjudicated invalid, unless the agreement is earlier terminated. The last of the Battelle patent rights are currently scheduled to expire in approximately October 2035. Battelle may terminate the agreement if we become insolvent or if we fail to meet certain reporting or payment requirements under the agreement. Battelle may also terminate the agreement or convert the license into a non-exclusive license if we fail to reach certain of the abovementioned development milestones within the applicable time periods. We may terminate the Battelle License Agreement upon 60 days’ prior notice to Battelle, and either party may terminate the agreement if the other party breaches the agreement and fails to cure such breach after 60 days’ notice. We agreed to indemnify Battelle against certain third-party claims related to the Battelle patents.
LanzaJet Agreements
LanzaJet Amended and Restated Investment Agreement
On April 1, 2021, we entered into an amended and restated investment agreement with LanzaJet, Mitsui, Suncor, British Airways and Shell. We refer to this agreement as the “LanzaJet Investment Agreement.” The LanzaJet Investment Agreement was entered into in order to facilitate the production of SAF by designing, constructing and operating a demonstration facility located at the LanzaTech Freedom Pines Biorefinery in Soperton, Georgia (the “LanzaJet Freedom Pines Demonstration Facility”), and to determine the feasibility of developing additional potential facilities for commercial scale production of fuel.
Under the LanzaJet Investment Agreement, we received shares of common stock of LanzaJet (“LanzaJet shares”), in exchange for a license to our rights and obligations under the Battelle License Agreement (discussed further below under “— License Agreement with LanzaJet”). Pursuant to the LanzaJet Investment Agreement, Mitsui, Shell, British Airways and Suncor each contributed an initial cash investment in exchange for shares of common stock of LanzaJet.
Each of Mitsui, Shell, British Airways and Suncor agreed to make an additional cash investment following the achievement of certain development milestones relating to the demonstration facility, which payments we refer to as second tranche investments. If made, the second tranche investments would fund the development and operation of commercial facilities by Mitsui, Shell, British Airways and Suncor, respectively. These commercial facilities would sublicense the relevant fuel production technology from LanzaJet. Upon the closing of each of the first three of these second tranche investments and no later than the sublicensing of the relevant facility, LanzaJet is required to issue additional LanzaJet shares to us. We currently hold approximately 25% of the outstanding shares of LanzaJet. Upon the issuance of additional shares to us in connection with the closing of each of the first three potential second tranche investments, we would hold approximately 40%, 50% and 57% of the outstanding shares of LanzaJet, respectively. Unless and until two second tranche investments are made and assuming none of the employee equity incentive pool is issued as shares, LanzaJet undertakes an initial public offering or a sale of LanzaJet occurs under certain circumstances, we would remain a minority shareholder of LanzaJet.
The LanzaJet Investment Agreement may be terminated by the mutual consent of the parties at any time or automatically as to the second tranche obligations of any party if LanzaJet has not called for such party to make a second tranche investment by December 31, 2025. Each party to the LanzaJet Investment Agreement agreed to indemnify the other parties for all claims arising from such party’s breach of the agreement or from fraud, gross negligence, or willful misconduct with regard to the agreement.
License Agreement with LanzaJet
In May 2020, in connection with the LanzaJet Investment Agreement, we entered into the LanzaJet License Agreement. Under the LanzaJet License Agreement, we granted to LanzaJet a perpetual, worldwide, non-transferrable, irrevocable, royalty-free, sublicensable, exclusive license to all of our intellectual property rights under the Battelle License Agreement, as well as other intellectual property owned by us relating to the conversion of ethanol to fuels. LanzaJet assumed all of our obligations under the Battelle License Agreement, including development, reporting, royalty payment and sublicensing obligations. LanzaJet assumed all of our rights under the Battelle License Agreement except for our rights, in certain circumstances, to terminate the agreement, to amend the agreement or to assign our rights thereunder, provided that we may not exercise these rights without LanzaJet’s prior consent.
The license granted by us to LanzaJet is exclusive, including as against us, with the exception of certain development projects we are undertaking in collaboration with the U.S. Department of Energy or pursuant to certain grants from the U.S. Department of Energy, for which LanzaJet granted us a worldwide, non- transferable, non-sublicensable, non-exclusive, royalty-free sublicense to the relevant intellectual property rights. LanzaJet also agreed to grant us a non-exclusive sublicense at most-favored nation pricing to fulfill certain pre-existing SAF obligations if we are unable to fulfill these obligations through other off-take agreements.
The LanzaJet License Agreement has an indefinite term. If LanzaJet fails to perform its obligations under the Battelle License Agreement, we may continue to perform our obligations under such agreement. LanzaJet may terminate the LanzaJet License Agreement immediately upon notice to us if a material portion of the licensed subject matter is determined by a court to be invalid. We may terminate the agreement upon 30 days’ written notice if LanzaJet materially breaches the agreement and fails to cure after receiving notice of the breach. If certain commercial facility development milestones are not met under the LanzaJet Investment Agreement, we may terminate the LanzaJet License Agreement and after such termination, the agreement will survive solely with respect to the LanzaJet Freedom Pines Demonstration Facility. If the agreement is terminated for any other reason, LanzaJet’s license will cease immediately but any sublicenses granted by LanzaJet prior to termination of the agreement will survive, subject to their terms. We and LanzaJet agreed to indemnify the other against certain third-party claims.
LanzaJet Amended and Restated Stockholders’ Agreement
In connection with the LanzaJet Investment Agreement, on April 1, 2021, we entered into an amended and restated stockholders’ agreement with LanzaJet, Shell, Mitsui, British Airways and Suncor (the “LanzaJet Stockholders’ Agreement”). Under the LanzaJet Stockholders’ Agreement, each party is required to hold and vote its shares of LanzaJet stock to ensure that LanzaJet’s board of directors (the “LanzaJet board”) is composed of eight directors: one designee from each of British Airways, Mitsui, Suncor and Shell, two LanzaTech designees (one of which will be the chairperson), LanzaJet’s chief executive officer, and one independent director. Each party must hold a certain number of shares of LanzaJet common stock in order to maintain their respective designated board seats. Pursuant to the agreement, if a party votes to remove its designated director from the LanzaJet board, the other parties must also vote in favor of removal. If a party fails to comply with its obligations under the second tranche investments provided for in the LanzaJet Investment Agreement, the other parties may vote to remove that party’s designee, and such party will forfeit its designated LanzaJet board seat in exchange for the right to designate a non-voting observer to the LanzaJet board.
The agreement also provides that the parties must vote their shares in favor of a proposed change of control transaction and take all reasonable steps necessary to execute the transaction if it meets certain standards and is approved by us, the LanzaJet board, and any investor holding a certain number of LanzaJet shares.
The parties to the LanzaJet Stockholders’ Agreement may not transfer their LanzaJet shares until 2026, except for permitted transfers to affiliates. LanzaJet has a right of first refusal with regard to all transfers of LanzaJet shares to third parties and if LanzaJet declines to exercise this right, the other parties to the agreement are entitled to a pro rata right of first refusal. We and the other parties will also have a pro rata right of first refusal with regard to new LanzaJet shares issued as well as a put right with respect to LanzaJet shares that we and such parties hold upon the occurrence of certain conditions. The LanzaJet Stockholders’ Agreement also provides registration rights in connection with an initial public offering of or other registration of LanzaJet shares.
Each party to the LanzaJet Stockholders’ Agreement agrees to indemnify the other parties for all claims arising from such party’s breach of the agreement or from fraud, gross negligence, or willful misconduct with regard to the agreement. The LanzaJet Stockholders’ Agreement will terminate either with the consent of all of the parties or upon an initial public offering of LanzaJet shares or a specified liquidation event.

LanzaJet Note Purchase Agreement
On November 9, 2022, we and the other LanzaJet shareholders entered into the LanzaJet Note Purchase Agreement, pursuant to which FPF, a wholly owned subsidiary of LanzaJet, will issue, from time to time, notes in an aggregate principal amount of up to $147.0 million (the “LanzaJet Notes”), comprised of approximately $113.5 million aggregate principal amount of 6.00% Senior Secured Notes due December 31, 2043 and $33.5 million aggregate principal amount of 6.00% Subordinated Secured Notes due December 31, 2043. We have committed to purchase $5.5 million of Subordinated Secured Notes in a funding expected to occur on May 1, 2023. The Senior Secured Notes are secured by a security interest over substantially all assets of FPF, and both the Senior Secured Notes and the Subordinated Secured Notes are secured by a security interest over all intellectual property owned or in-licensed by LanzaJet. LanzaJet also provides a guarantee of any costs and expenses required to complete the LanzaJet Freedom Pines Demonstration Facility and achieve commercial operation.
Each purchaser of LanzaJet Notes under the LanzaJet Note Purchase Agreement is also entitled to receive a warrant for the right to purchase 575 shares of common stock of LanzaJet for each $10,000 of LanzaJet Notes purchased by such purchaser (which, in the case of LanzaTech, will be equal to a right to purchase 316,250 shares of common stock of LanzaJet).
Under the LanzaJet Note Purchase Agreement, FPF must provide periodic progress reports and financial information to the noteholders, in addition to providing notice of certain significant events. Additionally, FPF is restricted from undertaking certain transactions or making certain restricted payments while the LanzaJet Notes are outstanding. The LanzaJet Note Purchase Agreement may be amended with the approval of FPF and all noteholders. Upon an event of default under the Note Purchase Agreement, each purchaser may accelerate its own LanzaJet Notes. Enforcement against the collateral securing the LanzaJet Notes requires the approval of certain holders as specified in the LanzaJet Notes. Under the LanzaJet Note Purchase Agreement, FPF has agreed to indemnify the noteholders for certain liabilities.
Mitsui Alliance Agreement
On February 15, 2022, we entered into an amended and restated collaboration agreement with Mitsui which was further amended on March 24, 2022 and October 2, 2022 (as amended, the “Mitsui Alliance Agreement”). Under the Mitsui Alliance Agreement, Mitsui must use commercially reasonable efforts to promote our gasification, waste-to-ethanol and CarbonSmart technology and establish commercial facilities using this technology in Japan. In exchange, we agreed to exclusively promote and designate Mitsui as our preferred provider of investment and off-take services worldwide, as well as our preferred provider of engineering, procurement and construction services in Japan, subject to exceptions for certain of our existing commercial partnerships that allow us to recommend Brookfield as a provider of investment services in specified circumstances, including the Brookfield Framework Agreement. We and Mitsui agreed to share prospective customer information and to structure package offerings of our combined services through either a joint venture or royalty payment structure.
Under the Mitsui Alliance Agreement, we may not recommend any alternative provider of the aforementioned services without the advance written consent of Mitsui. In addition, we agreed to provide Mitsui with the right to first offer its services to any customer who requires or requests these services. We must obtain written consent from Mitsui before soliciting customers or marketing or recommending our waste-to-ethanol technology in Japan.
The Mitsui Alliance Agreement may be terminated by Mitsui without cause with three months’ notice. The agreement may be terminated by us or Mitsui if the other party becomes insolvent or if the agreement is materially breached and the breaching party fails to cure within 30 days after receiving notice of the breach. We and Mitsui have agreed to indemnify each other against certain third-party claims.
Shougang Joint Venture
Articles of Association of Beijing Shougang LanzaTech Technology Co., Ltd
Through our subsidiary LanzaTech Hong Kong Limited, a limited liability company organized in Hong Kong, we hold approximately 9.3% of the outstanding shares of Beijing Shougang LanzaTech Technology Co., Ltd (the

“Shougang Joint Venture”) as a result of our contribution of certain intellectual property rights (see “ — Shougang Joint Venture License Agreement” below). Our rights and responsibilities as a holder of such shares are set forth in the Shougang Joint Venture’s Articles of Association,effective in November 2021. Because our shares were issued before an initial public offering of the Shougang Joint Venture, our shares may not be transferred within one year from the date on which the Shougang Joint Venture’s shares are publicly listed. The Shougang Joint Venture has an indefinite duration.
At the general meeting of shareholders of the Shougang Joint Venture, shareholders have the authority to determine the Shougang Joint Venture’s business plan, elect and replace directors, increase or decrease the registered capital of the Shougang Joint Venture, amend the Shougang Joint Venture, dissolve the Shougang Joint Venture, and approve certain transactions, among other functions. As a holder of more than 3% of the shares of the Shougang Joint Venture, we have the right to submit proposals to the Shougang Joint Venture at general meetings.
Except as otherwise provided, and in accordance with accounting provisions of the Shougang Joint Venture, when a distribution of Shougang Joint Venture profits is approved, the Shougang Joint Venture’s after-tax profits are distributed in proportion to the shares held by shareholders. In the event of a liquidation, the Shougang Joint Venture’s property must be distributed in proportion to the shares held by shareholders after liquidation expenses, wages of employees, statutory compensation, owed tax and Shougang Joint Venture debts are paid. If we object to a resolution on merger and division of the Shougang Joint Venture, we can request the Shougang Joint Venture acquire our shares.
Shougang Joint Venture Letter Agreement
On November 3, 2021, LanzaTech Hong Kong Limited entered into a side letter of agreement (the “Shougang Joint Venture Letter Agreement”) with the Shougang Joint Venture and Mitsui. The Shougang Joint Venture Letter Agreement sets forth the parties’ mutual understanding that if the Shougang Joint Venture decides not to pursue an initial public offering of its securities in China or if an initial public offering does not take place by the end of 2024, the Shougang Joint Venture will make commercially reasonable efforts and discuss in good faith with shareholders the possibility of restoring certain provisions from a previous version of the Shougang Joint Venture Articles, including provisions granting shareholders rights to financial records, board composition provisions, and provisions requiring unanimous consent of the board to make certain decisions.
Shougang Joint Venture License Agreement
On September 6, 2021, we entered into an Intellectual Property Rights License Agreement with the Shougang Joint Venture, which was subsequently amended in January 2022 (as amended, the “Shougang Joint Venture License Agreement”). Under the Shougang Joint Venture License Agreement, we granted the Shougang Joint Venture a license to certain of our intellectual property rights, including certain patented fermentation processes, alcohol production processes, novel bacteria and trademarks. The license we granted to the Shougang Joint Venture is a non-transferable (except with our written consent), exclusive, sublicensable commercial license under the licensed subject matter, to utilize gas fermentation technology to produce ethanol and by-products at commercial facilities in China. The Shougang Joint Venture may sublicense its rights to third-party contractors acting on its behalf, subject to certain conditions.
In consideration for the licenses we granted to the Shougang Joint Venture, the Shougang Joint Venture agreed to pay us a royalty on a graduated scale from 10% to 20% of all sublicensing revenues received by the Shougang Joint Venture in connection with the establishment and sublicensing of certain commercial facilities by the Shougang Joint Venture after the first commercial facility. As of the date of this prospectus, we have not received any royalty payments from the Shougang Joint Venture. Because our shareholding ratio in the Shougang Joint Venture has fallen below 10% due to a financing prior to the submission of an application by the Shougang Joint Venture for an initial public offering on a securities exchange in China, we have the right to request an adjustment to the royalty rates payable to us by the Shougang Joint Venture. This right will automatically terminate upon the submission of an application by the Shougang Joint Venture for an initial public offering on a securities exchange in China. If such application is subsequently terminated, our right to request an adjustment to the royalty rates will resume. The Shougang Joint Venture License Agreement provides that we will solely own all developed technology that results from, is based on, or uses the licensed subject matter in the operation of the Shougang Joint Venture, and all such technology will be subject to the license granted to the Shougang Joint Venture.
The Shougang Joint Venture has a right to cooperate with third parties regarding any commercial license under the licensed subject matter, subject to certain conditions. We agreed not to enter into any agreement with any third party preventing the Shougang Joint Venture’s rights on the licensed subject matter in China. If the Shougang Joint Venture has not entered negotiations or signed an agreement with a third party for commencement of a project within a certain period of time, we will be free to engage with such third party ourselves.
Upon submission of an application by the Shougang Joint Venture for an initial public offering on a securities exchange in China, if we enter liquidation and as a result the Shougang Joint Venture License Agreement is terminated, the Shougang Joint Venture will be granted an option to call for an assignment of patents that are licensed pursuant to the agreement at that time, provided we first receive a written irrevocable, non-exclusive sublicense for the surviving term of such patents. If the Shougang Joint Venture’s application for an initial public offering is revoked or otherwise terminated, this call option will automatically become void. If the Shougang Joint Venture’s right to the licensed subject matter is prohibited or restricted by operation of United States export controls, the Shougang Joint Venture has the right to continue to use the licensed subject matter as provided in the agreement. In such event, so long as the Shougang Joint Venture’s continued use of the licensed subject matter complies with the agreement, we agreed not to initiate patent infringement claims against the Shougang Joint Venture.
The Shougang Joint Venture License Agreement will continue until the earlier of (a) the date the final licensed intellectual property right expires or terminates, (b) the date the last commercial facility is permanently decommissioned and (c) termination of the agreement. The agreement will terminate automatically in the event that the Shougang Joint Venture dissolves or is liquidated, institutes or actively participates in any action, suit or proceeding to invalidate or limit the scope of the licensed subject matter, or breaches certain provisions of the agreement. We may terminate the Shougang Joint Venture License Agreement upon default by the Shougang Joint Venture if the Shougang Joint Venture does not remedy the default within 60 days. We agreed to indemnify the Shougang Joint Venture, its affiliates and their current and former representatives from claims resulting from our material breach of the representations and warranties of the Shougang Joint Venture License Agreement. We have the first right to enforce and defend against infringement of the intellectual property licensed under the Shougang Joint Venture License Agreement and to recover any monetary compensation awarded in any litigation proceedings. If we fail to do so, the Shougang Joint Venture may enforce and defend the licensed intellectual property against infringement.
Letter Agreement with Sinopec
On April 12, 2021, we entered into a letter agreement with Sinopec and the Shougang Joint Venture (the “Sinopec Letter Agreement”). The parties to the Sinopec Letter Agreement agreed that the Shougang Joint Venture has exclusive rights to use our gas fermentation technology in commercial projects in China to produce fuel ethanol using steel mill and ferroalloy off-gas as described in the Shougang Joint Venture License Agreement. The Shougang Joint Venture agreed to notify Sinopec and us if it enters into a term sheet or equivalent preliminary agreement with respect to the use of our gas fermentation technology in commercial projects in China falling outside the scope of the Shougang Joint Venture License Agreement.
Sinopec and the Shougang Joint Venture have the right to cooperate with us on commercial projects outside the scope of the Shougang Joint Venture License Agreement and to provide technical and engineering services.
Grant Agreement with the European Climate, Infrastructure and Environment Executive Agency
Through our subsidiary LanzaTech BV, on October 7, 2020, we entered into a Grant Agreement (the “CINEA Grant Agreement”) with the European Climate, Infrastructure and Environment Executive Agency (formerly the Innovation and Networks Executive Agency of the European Union) (“CINEA”), along with SkyNRG BV (“SkyNRG”), RSB Roundtable on Sustainable Biomaterials Assocation, E4tech (UK) Ltd and Fraunhofer Gesellschaft zur Forderung der Angewandten Forschung E.V. The CINEA Grant Agreement provides for the award of a grant from CINEA to the parties to the CINEA Grant Agreement to fund the “Fuel via Low Carbon Integrated Technology from Ethanol” program, which we refer to as the FLITE program, to expand the supply of low carbon jet fuel in Europe by designing, building, and demonstrating an innovative ethanol-based ATJ technology in an ATJ Advanced Production Unit. Pursuant to the CINEA Grant Agreement, LanzaTech is responsible for plant design, construction and operations using ATJ technology. The CINEA Grant Agreement contemplates that FLITE will occur for a period of 48 months ending on November 30, 2024.
The maximum grant amount under the CINEA Grant Agreement is EUR 20,000,000. The grant is applied to 100% of non-profit eligible costs and 70% of for-profit eligible costs. The estimated eligible costs of implementing the FLITE program are approximately EUR 54,500,000.
Pursuant to the CINEA Grant Agreement, we own any intellectual property generated as a result of our participation in the program. If we do not protect, exploit and disseminate such intellectual property rights, to the extent reasonable and possible, CINEA may assume ownership thereof.
The parties must compensate CINEA for any damage it sustains as a result of the parties’ implementation of the FLITE program or because the FLITE program was not implemented in full compliance with the CINEA Grant Agreement.
The participation of a party may be terminated by the coordinator of the CINEA Grant Agreement, designated as SkyNRG, upon request of the concerned party or on behalf of the other parties, subject to certain notice requirements and based upon reasons that must be approved by CINEA. CINEA may independently terminate the CINEA Grant Agreement or the participation of one or more parties in certain enumerated situations, including a party’s change in financial or organization situation likely to affect the program, substantial errors or serious breach of obligations under the agreement, systemic errors or fraud in other similar agreements, and force majeure.
The agreement may be amended by request of any of the parties subject to the procedural guidelines therein. The agreement may be terminated by the parties with cause, or without cause subject to a potential reduction of the grant amount.
Agreements with Sekisui Chemical Co., Ltd.
Memorandum of Understanding with Sekisui
On June 20, 2018 we entered into a Memorandum of Understanding with Sekisui with respect to the business of producing ethanol converted by microbes from syngas generated from municipal solid waste, industrial solid waste, and other waste materials (the “Sekisui MOU”).
Under the Sekisui MOU, we and Sekisui agreed to notify each other of any new projects or opportunities anywhere in the world relating to waste-to-ethanol production, to the extent legally permissible, and to inform relevant third parties of the other party’s intent to participate in such new projects. If Sekisui notifies us of a business project in Japan, we agreed not to grant or license our technology or provide media, microbes, or technical support to the project without Sekisui’s consent. Sekisui will manage developing and establishing appropriate structures related to the waste to ethanol production, collection of license fees, providing main and non-specialized technical support of operations, and media and microbe distribution following our manufacture thereof.
The Sekisui MOU expires on June 20, 2028, at which point we and Sekisui must engage in good faith discussions on whether to extend the term. We also must engage in good faith discussions to determine whether the Sekisui MOU should be terminated or amended if there is a substantial change for either party relating to the performance of or responsibility for waste to ethanol production, including changes in control or ownership of either party.
Sekisui Term Sheet
On February 21, 2020, we entered into a term sheet with Sekisui (the “Sekisui Term Sheet”) in connection with the development of a waste-to-ethanol commercial facility. The Sekisui Term Sheet addresses the provision of engineering services by LanzaTech to the future operator of the commercial facility, and the granting of a license by LanzaTech to Sekisui for certain information, technology and intellectual property necessary to design, operate, and maintain the fermentation processes, microbes, and ethanol by-products of the commercial facility. The Sekisui

Term Sheet governs the terms of operation of the first commercial facility and any future facilities contemplated under the Sekisui Memorandum, including with respect to performance targets and guarantees and engineering fees.
Under the Sekisui Term Sheet, we are expected to provide, sell or distribute microbes and trace media for the operation of the commercial facility for a fixed fee, subject to mutually agreed price adjustments for future facilities. For any additional facility that is constructed in accordance with the terms of the Sekisui Memorandum, we would not provide trace media or microbes without Sekisui’s consent.
After a certain date, the fixed fee arrangement is expected to end and we expect to charge our standard price for the microbes and trace media. At that point, Sekisui may choose which type of microbes and trace media it would like to purchase from us, and we must carry stock of the same microbes sold to Sekisui for at least one year from the last delivery.
The entity operating the commercial facility is required to pay to us and Sekisui a license fee consisting of a percentage of gross sales of all products which utilize our licensed subject matter. Our portion of the licensing fee is a single-digit percentage of gross sales of all products which utilize our licensed subject matter. As of the date of this prospectus, we have not received any payments under the Sekisui Term Sheet. The provisions of the Sekisui Term Sheet relating to the license and supply of media and microbes continue in effect as long as the commercial facility is operating. Once in effect, we may terminate the license for uncured material breach, if the licensee becomes insolvent, or if there is a change of control or assignment without our consent.
Grant Agreement between LanzaTech UK Limited and UK Secretary of State for Transport
On December 12, 2022, LanzaTech UK Limited (“LanzaTech UK”), a wholly owned subsidiary of LanzaTech, was awarded a grant from the UK Authority in connection with Project DRAGON. The grant was awarded to fund LanzaTech UK’s front-end engineering design and associated project development activities for the UK Authority to achieve a final investment decision for a proposed facility in Port Talbot, South Wales, United Kingdom. The proposed facility would use LanzaTech’s process technology to convert a variety of waste sources into waste-based low-carbon ethanol. This ethanol would then be converted to SAF and diesel fuel using LanzaJet's ATJ technology.
Pursuant to the grant agreement between LanzaTech UK and the UK Authority (the “DRAGON Grant Agreement”), the UK Authority agreed to provide to LanzaTech UK up to £24,961,000 upon the achievement of certain milestones related to Project DRAGON. In return, LanzaTech UK agreed to provide regular progress reports, audit reports, and documentation of its expenses to the UK Authority. In the event that LanzaTech UK defaults on its obligations under the DRAGON Grant Agreement, the UK Authority may suspend payments under the agreement, reduce the amount of the grant, require LanzaTech UK to repay amounts paid under the grant with interest, or terminate the agreement. All intellectual property rights owned by each of the parties prior to the date of the DRAGON Grant Agreement or developed by either party during the period of the grant will remain the property of such party. However, any intellectual property rights developed in the course of the activities funded by the grant and included in LanzaTech’s periodic progress reports to the UK Authority will belong to the UK Authority.
Either party may terminate the DRAGON Grant Agreement for convenience upon 28 days’ written notice. Upon termination of the DRAGON Grant Agreement, LanzaTech UK must return any unspent funds issued under the grant and promptly prepare a plan to terminate funded activities. If the UK Authority terminates the agreement for convenience, it will be obligated to pay to LanzaTech UK a reasonable amount in respect of any activities completed in furtherance of Project DRAGON at the time of termination, but will not be liable for any expenses related to any transfer or termination of any of LanzaTech UK’s employees engaged in activities related to Project DRAGON. The period for which the grant is awarded expires on March 31, 2025.
LanzaTech UK has agreed to indemnify and hold harmless the UK Authority and its representatives with respect to all actions, claims, charges, demands, losses and/or proceedings arising from or incurred by reason of the actions or omissions of LanzaTech UK in connection with Project DRAGON. To the extent permitted under applicable law, the UK Authority’s liability to LanzaTech UK under the DRAGON Grant Agreement will be limited to its obligation to make payment of grant funds when due and payable.

Agreements with Brookfield
Brookfield Framework Agreement
On October 2, 2022 we entered into a framework agreement with BGTF LT Aggregator LP, an affiliate of Brookfield Asset Management Inc. (“Brookfield” and such agreement, the “Brookfield Framework Agreement”). Under the Brookfield Framework Agreement, we agreed to exclusively offer Brookfield the opportunity to acquire or invest in certain projects to construct commercial production facilities employing CCT technology in the U.S., the European Union, the United Kingdom, Canada or Mexico for which we are solely or jointly responsible for obtaining or providing equity financing, subject to certain exceptions. We agreed to present Brookfield with projects that over the term of the agreement require equity funding of at least $500,000,000 in the aggregate. With respect to projects acquired by Brookfield, we are entitled to a percentage of free cash flow generated by such projects determined in accordance with a hurdle-based return waterfall. Brookfield has no obligation under the Brookfield Framework Agreement to invest in any of the projects. Additionally, we agreed to recommend Brookfield to customers that, in our reasonable judgment, are likely to need third-party funding to develop, construct and own projects subject to the Brookfield Framework Agreement.
Brookfield’s exclusivity will terminate upon the earliest of (a) the aggregate equity funding by Brookfield in projects acquired by Brookfield of at least $500,000,000, along with Brookfield’s written notice that it will no longer maintain access to at least $500,000,000 to fund new projects, (b) Brookfield’s rejection of a specified number of projects that otherwise meet certain criteria over a specified time period, and (c) October 2, 2027, which is the date the Brookfield Framework Agreement is set to terminate.
Brookfield SAFE
On October 2, 2022, concurrently with entry into the Brookfield Framework Agreement, we entered into a Simple Agreement for Future Equity with Brookfield (the “Brookfield SAFE”). Under the Brookfield SAFE, we agreed to issue to Brookfield the right to certain shares of Legacy LanzaTech’s capital stock, in exchange for the payment of $50,000,000 (the “Initial Purchase Amount”). Following the completion of the Business Combination, Brookfield may, at any time at its option, convert all or a portion of the Initial Purchase Amount less any amount that has already been converted or repaid (the “Purchase Amount”) into shares of the common stock. The number of shares into which the Purchase Amount and the Non-Repayable Amount (as defined below) are convertible will be determined by dividing such amount by the price per share paid by the PIPE Investors ($10.00).
On the fifth anniversary of the Brookfield SAFE, we will repay in cash any remaining unconverted portion of the Initial Purchase Amount (the “Remaining Amount”), plus interest in the high single digits, compounded annually. For each $50,000,000 of aggregate equity funding required for qualifying projects acquired by Brookfield in accordance with the Brookfield Framework Agreement, the Remaining Amount would be reduced by $5,000,000 (such reduction, the “Non-Repayable Amount”). Equity funding for any one or more projects in excess of $50,000,000 in the aggregate will be counted towards the next $50,000,000 of equity funding required for qualifying projects.
We may be required to repay the Brookfield SAFE prior to the fifth anniversary if upon a conversion event, we take certain actions that would cause us to be unable to satisfy our obligations under the Brookfield SAFE, including failure to provide for certain rights to Brookfield in an Equity Financing or taking any action that would reasonably be expected to cause the fair market value of LanzaTech to fall below $200,000,000. LanzaTech, Inc. provided a guarantee for LanzaTech to repay its obligations under the Brookfield SAFE, including any expenses incurred by Brookfield in enforcing or exercising its rights under such guarantee.
In the case of a liquidation or dissolution of LanzaTech, Brookfield would be entitled to receive a portion of the proceeds equal to the Purchase Amount plus interest in the high single digits, compounded annually, and such right would be on par with unsecured indebtedness of LanzaTech, and rank senior to any outstanding common stock, preferred stock and other SAFEs.

The Brookfield SAFE will automatically terminate following the earliest occurrence of (A) the Initial Purchase Amount having been fully repaid and/or converted and (B) the payment of amounts due to Brookfield in the event of a liquidation or dissolution of LanzaTech.
Brookfield Cooperation Letter Agreement
On October 2, 2022, in connection with our entry into the Brookfield Framework Agreement, we entered into a letter agreement with Suncor and Brookfield (the “Brookfield Cooperation Letter Agreement”). Under the Brookfield Cooperation Letter Agreement, we agreed to simultaneously notify Suncor upon the submission of any notice to Brookfield that a project is construction-ready under the Brookfield Framework Agreement for any equity investment opportunity in Canada or Colorado. For any of such investment opportunities Brookfield pursues, Brookfield has agreed under the Brookfield Cooperation Letter Agreement to grant Suncor the right to invest up to a certain percentage that lies between 15 – 25% of the required equity capital on economic terms at least as favorable as those granted to Brookfield and any other third-party investors.
Under the Brookfield Cooperation Letter Agreement, Suncor agreed to notify Brookfield of any projects using our technology that Suncor establishes which require equity capital from a third-party. Suncor has also agreed to consider any investment proposal presented to it by Brookfield pursuant to such notification prior to the execution of agreements with other third parties.
Letter Agreement with IndianOil
On December 4, 2017, we entered into a letter of agreement (the “IndianOil Letter Agreement”) with IndianOil. The IndianOil Letter Agreement sets forth a framework for the development of a plant utilizing our technology to produce ethanol from waste gas at IndianOil’s Panipat refinery in Haryana, India, as well as terms for future agreements for the development of additional plants by IndianOil or other third parties. In connection with the IndianOil Letter Agreement, we licensed to IndianOil certain technology used to produce ethanol from waste gas in exchange for royalties in the range of $13 to $14 per metric ton of ethanol, net of any applicable tax, by the first plant. For each additional plant developed by IndianOil, IndianOil has agreed to a royalty between $28 and $31 per metric ton of ethanol for a period of five years or alternatively, a lump sum license fee of $8 million for an ethanol unit with a capacity of 40,000 metric tons per year, or on a proportionate basis predicated on the actual size of the future unit. As of the date of this prospectus, we have not received any royalty or lump sum license fees under the IndianOil Letter Agreement. IndianOil agreed to purchase design and engineering services, proprietary microbes and trace media mix from us to facilitate the construction and operation of the first IndianOil plant. Additionally, we agreed to provide IndianOil with terms for commercial deployment of our waste gas to ethanol process that are at least as favorable as those that we may grant to third parties (other than parties in which we have ownership or co-development projects we may undertake with third parties) in addition to an exclusivity period during which we have agreed to engage IndianOil as our engineering partner for commercial plants developed by third parties using the oil refinery technology we licensed to IndianOil. The IndianOil Letter Agreement terminates on December 4, 2027, unless earlier terminated by mutual agreement.
Suncor License Agreement
On October 6, 2020, we entered into a Master Licensing Agreement with Suncor, which was amended and supplemented on October 2, 2022 by the Brookfield Cooperation Letter Agreement (as amended, the “Suncor License Agreement”). Pursuant to the Suncor License Agreement we granted Suncor a worldwide, non-exclusive, license to certain of our intellectual property related to our gas fermentation technology, which is sub-licensable only to joint ventures affiliated with Suncor and transferable only with our consent.
This license is conditional on Suncor’s fulfillment of certain obligations including the provision of financing, engineering, and other project support services reasonably required for us to accomplish certain developmental and funding targets. Suncor paid us an initial license fee of $5 million Canadian and has agreed to pay us a royalty of up to 10% of net revenue from excess ethanol produced at the first four commercial facilities developed under our joint development plans with Suncor above a certain daily quota and on all ethanol produced at additional facilities developed under our joint development plans with Suncor. Alternatively, Suncor may pay a one-time royalty fee for any licensed facility, which would be calculated based on the potential capacity of such facility. As of the date of this prospectus, we have not received any royalty payments under the Suncor License Agreement.
Pursuant to the Suncor License Agreement, we granted most favored customer pricing to Suncor with regard to our engineering services, supply of equipment and microbes, and royalties from commercial facilities. Additionally, we granted Suncor a right of first refusal with regard to any investment in or off-take from any future commercial gas fermentation plants in Canada and Colorado, other than investment opportunities offered to Brookfield or its affiliates under the Brookfield Framework Agreement which would be subject to the provisions of the Brookfield Framework Agreement described above.
The Suncor License Agreement may be terminated by agreement of both parties if either party becomes insolvent, commits a material breach and fails to remedy such breach within a certain timeframe or if no commercial facilities have been completed under our joint development plans by 2031. We may terminate the agreement if Suncor fails to make required payments under the Suncor License Agreement. Suncor may terminate the agreement for convenience upon 90 days’ notice.
Government Regulation
Environmental Regulation
Our business and the businesses of the customers who license our technology are subject to various international, national, and regional laws and regulations relating to the production of renewable fuels, the protection of the environment and in support of the ethanol industry at large. These laws, their underlying regulatory requirements, and their enforcement, some of which are described below, impact our existing and potential business operations by imposing restrictions on our, our customers’ and our partners’:
•existing and proposed business operations or the need to install enhanced or additional pollution controls;
•need to obtain and comply with permits and authorizations;
•liability for exceeding applicable permit limits or legal requirements; and
•specifications related to the ethanol we market and produce.
GHG emissions are subject to environmental laws and regulations in the various jurisdictions in which we and our customers have operations. In the normal course of business, we and our customers and partners may be involved in legal proceedings under the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, and similar environmental laws across the globe relating to the designation of certain sites for investigation or remediation with respect to environmental risks.
Some of our and our customers’ operations are within jurisdictions that have or are developing regulatory regimes governing emissions of GHGs, including CO2. These include existing coverage under the European Union Emission Trading System, the California cap and trade scheme, India’s Performance, Achieve and Trade scheme, South Africa’s Trade Exposure and Greenhouse Gas Benchmark Regulations, the Tokyo Cap-and-Trade Program, China’s Emission Trading Scheme and any potential expansions of these policies or related policies. In addition, the EPA requires mandatory reporting of GHG emissions and is regulating GHG emissions for new construction and major modifications to existing facilities.
Increased public concern surrounding the emission of GHGs may result in more international, national, or regional requirements to reduce or mitigate the effects of GHG emissions. While carbon reduction legislation will support the business case for implementing carbon capture technology, we cannot predict the manner or extent to which such legislation may affect our customers and partners and ultimately help or harm our business.
Our business could be affected in the future by additional international, national, and regional regulation, pricing of GHG emissions or other climate change legislation, regulation, or agreements. It is difficult at this time to estimate the likelihood of passage, or predict the potential impact, of any additional legislation, regulations or agreements. Potential consequences of new obligations could include increased technology, transportation, material, and administrative costs and may require us to make additional investments in our operations. As we continue distributing our technology to our target markets, international, national, or regional government entities may seek to impose regulations or competitors may seek to influence regulations through lobbying efforts.
Fuel Ethanol Regulation
There are various governmental programs and policies across the world that affect the supply and demand for ethanol and to which a significant percentage of our customers and partners are sensitive. For instance, in the United States, the federal government mandates the use of a certain amount of renewable fuels under the Renewable Fuel Standard II, or RFS II, and the Environmental Protection Agency has the authority to take measures with respect to RFS II that can have the effect of increasing or decreasing the overall volume of ethanol in the U.S. Currently, LanzaTech-derived ethanol from industrial emissions does not qualify as a Renewable Identification Number generating fuel under the US RFS II program. Furthermore, the recent United States-Mexico-Canada Agreement maintains the duty-free access of U.S. agricultural commodities, including ethanol, into Canada and Mexico and may have the effect of increasing the trading volume of ethanol throughout North America more broadly. Comparable international, U.S. federal and state regulatory and trading policies will affect the supply of ethanol for potential customers and partners within our target markets.
Chemical Regulation
There are important regulatory issues related to approval of chemicals from new pathways and approvals for import and use of genetically modified microorganisms (“GMM”). While specific requirements differ by jurisdiction, there are common elements across countries and regions such as chemical safety in production and end-use; required testing and data; process characterization; and following proper notification procedures. While chemically identical to existing and regulated chemicals, governments often require similar approval processes for new production routes such as those prescribed by the US Toxic Substances Control Act and the EU Registration, Evaluation, Authorisation and Restriction of Chemicals program. Further, the import and use of GMM such as biocatalysts in chemical production is governed by many of these same, as well as additional, laws and regulations. So far, we have received approximately 20 approvals or exemptions for use of our biocatalysts in the USA, China, India, Canada, Austria, Belgium, and Japan. As each jurisdiction has their own unique requirements for approval, our overall strategy for approval has included the use of external experts and consultants to accelerate our approval processes. Chemicals from new pathways is still an emerging area in legislation, where regulations are evolving to align with global best practices.
Our People & Culture
LanzaTech is a woman-led company. The core of who we are is based on a strong foundation of values. All team members are trained on how these fit into our day-to-day operations with our teammates and customers.
As of December 31, 2022, we had over 365 full-time equivalent employees working for LanzaTech in the United States, China, India, the United Kingdom, the European Union and New Zealand. None of our employees has engaged in any labor strikes. We have no collective bargaining agreements with our employees. We consider our relationship with our employees to be positive and have not experienced any major labor disputes.
Facilities
LanzaTech’s global headquarters and R&D center are co-located at the Illinois Science + Technology Park research campus in Skokie, Illinois. The facility houses LanzaTech’s state-of-the-art laboratories dedicated to synthetic biology, product synthesis, and analytics. In addition to its R&D center, the LanzaTech Freedom Pines Biorefinery located in Soperton, Georgia is used for scaling up and production. The site includes multiple >100 L gas fermentation systems emulating commercial designs and supporting laboratory facilities and is also the site of LanzaTech’s scale up of the ATJ process.

Risk Factors
Reference is made to the section of the Proxy Statement/Prospectus entitled “Risk Factors” beginning on page 53 of the Proxy Statement/Prospectus, which is incorporated herein by reference.
Financial Information
Reference is made to the disclosure set forth in Item 9.01 of this Current Report on Form 8-K concerning the financial information of AMCI and Legacy LanzaTech. Reference is further made to the disclosure contained in the Proxy Statement/Prospectus in the sections titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 196 and “Notes to Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 205, all of which are incorporated herein by reference.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Reference is made to the disclosure contained in the Proxy Statement/Prospectus in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AMCI” beginning on page 219 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LanzaTech” beginning on page 257, all of which are incorporated herein by reference.
Properties
Reference is made to the section of the Proxy Statement/Prospectus entitled “Information About LanzaTech—Facilities,” beginning on page 256 of the Proxy Statement/Prospectus, which is incorporated herein by reference.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of shares of our Common Stock as of the Closing Date, after giving effect to the Business Combination, by:
•each person known by us to be the beneficial owner of more than 5% of Common Stock;
•each of our named executive officers and directors; and
•all of our executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days.
The beneficial ownership of shares of common stock is calculated based on 196,222,737 shares of Common Stock outstanding immediately following the Closing.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	%
Directors and Named Executive Officers of New LanzaTech(1)
Dr. Jennifer Holmgren(2)	5,353,856	2.71%
Geoff Trukenbrod(3)	503,087	*
Barbara Byrne	—	—%
Nigel Gormly	—	—%
Dorri McWhorter	—	—%
James Messina(4)	1,071,848	*
Nimesh Patel	318,148	*
Gary Rieschel	—	—%
Patrick Murphy	177,890	*
Sean Simpson(5)	3,405,041	1.73%
All Directors and Executive Officers of New LanzaTech as a Group (17 Individuals)	13,737,067	6.75%

Five Percent Holders
Khosla Ventures(6)	43,839,900	22.34%
Guardians of New Zealand
Superannuation(7)	33,263,337	16.95%
Sinopec Capital Co., Ltd. (8)	17,112,976	8.72%
Novo Holdings A/S(9)	15,814,845	8.06%
______________
*Less than one percent.
(1)Unless otherwise noted, the business address of each of the following individuals is 8045 Lamon Avenue, Suite 400, Skokie, Illinois 60077.
(2)Consists of (i) 3,683,163 shares of Common Stock and (ii) 1,670,693 shares of Common Stock subject to options exercisable within 60 days of the Closing Date..
(3)Consists of 503,087 shares of Common Stock subject to options exercisable within 60 days of the Closing Date.
(4)Consists of 1,071,848 shares of Common Stock subject to options exercisable within 60 days of the Closing Date.
(5)Consists of (i) 1,081,801 shares of New LanzaTech Common Stock held by the Shikine Onsen Investment Trust, (ii) 1,083,038 shares of New LanzaTech Common Stock held by Dr. Simpson, and (iii) 1,240,202 shares of New LanzaTech Common Stock subject to options exercisable within 60 days of the Closing Date. Dr. Simpson and his spouse are trustees of the Shikine Onsen Investment Trust and Dr. Simpson may be deemed to have shared voting and dispositive power over the shares held by the Shikine Onsen Investment Trust.
(6)Consists of (i) 13,875,332 shares of LanzaTech common stock held by KV III, (ii) 28,992,029 shares of LanzaTech common stock held by entities owned or controlled by Vinod Khosla, and (iii) 972,539 shares of LanzaTech common stock held by limited partners of KV II not affiliated with Vinod Khosla. Khosla Ventures Associates III, LLC (“KVA III”) is the general partner of KV III. VK Services, LLC (“VK Services”) is the Manager of KVA III. Vinod Khosla is the Managing Member of VK Services. As such, (i) each of KVA III and VK Services may be deemed to be the beneficial owners having shared voting power and shared investment power over 13,875,332 shares of LanzaTech common stock, and (ii) Vinod Khosla may be deemed to be the beneficial owner having shared voting power and shared investment power over 42,867,361 shares of LanzaTech common stock, and each disclaims beneficial ownership of such securities except to the extent of his or its pecuniary interest therein. The business address of Vinod Khosla and each of the other entities listed in this footnote is 2128 Sand Hill Road, Menlo Park, CA 94025.
(7)Consists of shares of Common Stock held by Guardians of New Zealand Superannuation, as the manager and administrator of the New Zealand Superannuation Fund. Matt Whineray, Chief Executive Officer, has direct voting and investment power over these shares. The business address of Guardians of New Zealand Superannuation is 21 Queen Street Level 12, Auckland 1010, New Zealand.
(8)Any action by Sinopec Capital Co., Ltd. with respect to its shares, including voting and dispositive decisions, requires a vote of three out of the five members of its investment team. Under the so-called “rule of three,” because voting and dispositive decisions are made by three out of the five members of the investment team, none of the members is deemed to be a beneficial owner of securities held by Sinopec Capital Co., Ltd. Accordingly, none of the members of the investment team is deemed to have or share beneficial ownership of the shares held by Sinopec Capital Co., Ltd. The business address of Sinopec Capital Co., Ltd. is 22nd Floor, World Financial Center East Tower, 1 East 3rd Ring Middle Road, Chaoyang District, Beijing, China.
(9)Novo Holdings A/S has the sole power to vote and dispose of the shares, and no individual or other entity is deemed to hold any beneficial ownership in the shares. The business address of Novo Holdings A/S is Tuborg Havnevej 19, 2900 Hellerup, Denmark.

Directors and Executive Officers
Reference is made to the disclosure in the subsections entitled “Board of Directors” and “Executive Officers” in Item 5.02 of this Current Report, which is incorporated herein by reference. Further reference is made to the section of the Proxy Statement/Prospectus entitled “New LanzaTech Management After the Business Combination,” beginning on page 304 of the Proxy Statement/Prospectus, which is incorporated herein by reference.
Information with respect to the independence of New LanzaTech’s directors is set forth beginning on page 308 of the Proxy Statement/Prospectus in the section titled “New LanzaTech Management After the Business Combination—Independence of Directors,” which is incorporated herein by reference.
Executive Compensation
Reference is made to the sections of the Proxy Statement/Prospectus entitled “New LanzaTech Management After the Business Combination—Executive Officer and Director Compensation Following the Business Combination,” beginning on page 304 and “LanzaTech’s Executive and Director Compensation,” beginning on page 311 of the Proxy Statement/Prospectus, respectively, which are incorporated herein by reference.
On the Closing Date, in connection with the consummation of the Business Combination, the LanzaTech 2023 Long-Term Incentive Plan (the “2023 Plan”), the Annual Bonus Plan (the “Annual Bonus Plan”), and the Executive Severance Plan (the “Severance Plan”) became effective. New LanzaTech expects that the Board or the compensation committee of the Board will make grants of awards under the 2023 Plan and the Annual Bonus Plan to eligible participants.
The 2023 Plan, the Annual Bonus Plan, and the Severance Plan are described in greater detail in the sections of the Proxy Statement/Prospectus entitled “The Incentive Plan Proposal,” “LanzaTech’s Executive and Director Compensation—Annual Bonus Plan,” and “LanzaTech’s Executive and Director Compensation—Executive Severance Plan” beginning on pages 187 and 320 of the Proxy Statement/Prospectus, respectively. Those summaries and the foregoing descriptions of the 2023 Plan, the Annual Bonus Plan, and the Severance Plan do not purport to be complete and are qualified in their entirety by reference to the text of the 2023 Plan, the Annual Bonus Plan, and the Severance Plan which are attached hereto as Exhibits 10.2, 10.28 and 10.34 respectively and are incorporated herein by reference.
Director Compensation
A description of the compensation of the directors of Legacy LanzaTech before the consummation of the Business Combination is set forth beginning on page 320 of the Proxy Statement/Prospectus in the section entitled “LanzaTech’s Executive and Director Compensation—Non-Employee Director Compensation,” which is incorporated herein by reference.
Certain Relationships and Related Transactions, and Director Independence
Reference is made to the sections of the Proxy Statement/Prospectus entitled “Certain Relationships and Related Party Transactions” and “New LanzaTech Management After the Business Combination—Independence of Directors,” beginning on pages 321 and 308 of the Proxy Statement/Prospectus, respectively, which are incorporated herein by reference.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.
Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters
Prior to the Closing Date, AMCI’s publicly traded Class A common stock, public warrants and units were listed on the Nasdaq Capital Market under the symbols “AMCI,” “AMCIW” and “AMCIU,” respectively. Upon the consummation of the Business Combination, the Common Stock and New LanzaTech’s warrants began trading on

Nasdaq under the symbols “LNZA” and “LNZAW,” respectively. AMCI’s publicly traded units automatically separated into their component securities upon the Closing, and as a result, no longer trade as a separate security and will be delisted from the Nasdaq Capital Market.
As of the close of business on the Closing Date, New LanzaTech had 196,222,737 shares of Common Stock issued and outstanding held of record by 182 holders.
New LanzaTech has not paid any cash dividends on shares of its Common Stock to date. The payment of any cash dividends in the future will be within the discretion of the Board. The payment of cash dividends in the future will be contingent upon New LanzaTech’s revenues and earnings, if any, capital requirements, and general financial condition. It is the present intention of Board to retain all earnings, if any, for use in business operations, and accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.
Recent Sales of Unregistered Securities
Reference is made to the disclosure in Item 3.02 of this Current Report, which is incorporated herein by reference.
Description of Registrant’s Securities to be Registered
Reference is made to the section of the Proxy Statement/Prospectus entitled “Description of New LanzaTech’s Securities After the Business Combination,” beginning on page 276 of the Proxy Statement/Prospectus, which is incorporated herein by reference.
Indemnification of Directors and Officers
Reference is made to the disclosure under the subheading “Indemnification Agreements” in Item 1.01 of this Current Report, which is incorporated herein by reference.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Reference is made to the disclosure in Item 4.01 of this Current Report, which is incorporated herein by reference.
Financial Statements, Exhibits and Supplementary Data
Reference is made to the disclosure in Item 9.01 of this Current Report, which is incorporated herein by reference.
Item 3.02. Unregistered Sales of Equity Securities
In connection with the Closing, AMCI consummated the Private Placement. Reference is made to the disclosure under the heading “Introductory Note” of this Current Report, which is incorporated herein by reference. The shares of common stock issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.
On January 29, 2021, the Sponsor subscribed for an aggregate of 5,031,250 shares of AMCI Class B common stock, par value $0.0001 per share (the “Founder Shares”) for a total subscription price of $25,000, or approximately $0.005 per share. In March 2021, the Sponsor transferred all of the Founder Shares held by it to members of AMCI’s board of directors, its management team and persons or entities affiliated with AMCI Group. On May 14, 2021, certain of AMCI’s initial stockholders forfeited an aggregate of 718,750 Founder Shares, resulting in an aggregate of 4,312,500 Founder Shares outstanding. On September 17, 2021, the over-allotment option expired and therefore, the initial stockholders forfeited 562,500 Founder Shares, resulting in an aggregate of 3,750,000 Founder Shares outstanding.
Simultaneous with the consummation of AMCI’s Initial Public Offering, the Sponsor purchased 3,500,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $3.5 million. No underwriting discounts or commissions were paid with respect to such sales. This issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On February 8, 2023, pursuant to certain non-redemption agreements dated February 3, 2023 and February 6, 2023, AMCI issued and sold 1,250,000 shares of AMCI Class A common stock to certain qualified institutional buyers and accredited investors.
On February 8, 2023 AMCI issued and sold 469,052 shares of AMCI Class A common stock to certain anchor investors.
Upon the Closing, unvested options to purchase an aggregate of 3,271,104 shares of Legacy LanzaTech common stock at exercise prices between approximately $0.70 and $43.60 per share under the Legacy LanzaTech Plans were automatically and without any required action on the part of any holder or beneficiary thereof, assumed by us and converted into options to purchase an aggregate of 14,310,025 shares of common stock at exercise prices of approximately $0.16 to $9.97.
None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.
Item 3.03. Material Modifications to Rights of Security Holders.
In connection with the consummation of the Business Combination, AMCI changed its name to “LanzaTech Global, Inc.” and adopted the Second Amended and Restated Certificate of Incorporation (the “Charter”). Reference is made to the sections of the Proxy Statement/Prospectus entitled “The Charter Proposal,” “The Advisory Charter Amendment Proposals,” “Comparison of Stockholders’ Rights” and “Description of New LanzaTech’s Securities After the Business Combination” beginning on pages 179, 181, 289 and 276 of the Proxy Statement/Prospectus, respectively, which are incorporated herein by reference. This summary is qualified in its entirety by reference to the text of the Charter and the bylaws of New LanzaTech, which are attached as Exhibits 3.1 and 3.2 hereto, respectively, and which are incorporated herein by reference.
Item 4.01. Change in the Registrant’s Certifying Accountant.
On February 8, 2023, the Board approved a resolution appointing Deloitte & Touche, LLP (“Deloitte”) as New LanzaTech’s independent registered public accounting firm to audit New LanzaTech’s consolidated financial statements for the fiscal year ending December 31, 2023. Deloitte served as the independent registered public accounting firm of Legacy LanzaTech prior to the Business Combination. Accordingly, Marcum LLP (“Marcum”), AMCI’s independent registered public accounting firm prior to the Business Combination, was informed on February 8, 2023 that it will be dismissed as New LanzaTech’s independent registered public accounting firm, effective upon completion of Marcum’s audit of AMCI’s consolidated financial statements as of and for the year ended December 31, 2022, and the issuance of their report thereon.
The report of Marcum on AMCI’s financial statements as of and for the most recent fiscal year ended December 31, 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except that such report contained an explanatory paragraph which noted that there was substantial doubt as to AMCI’s ability to continue as a going concern because AMCI’s cash and working capital as of December 31, 2021, were not sufficient to complete its planned activities for a reasonable period of time.
During AMCI’s fiscal year ended December 31, 2021 and the subsequent interim periods through September 30, 2022, there were no disagreements between AMCI and Marcum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of

Marcum, would have caused it to make reference to the subject matter of the disagreements in its reports on AMCI’s financial statements for such year.
During AMCI’s fiscal year ended December 31, 2021 and the subsequent interim period through September 30, 2022, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K (“Regulation S-K”) under the Exchange Act), except that Marcum advised AMCI of material weaknesses related to: (i) the accounting for certain complex financial instruments and (ii) the accounting of certain fees related to financial advisory and placement agent services.
New LanzaTech provided Marcum with a copy of the foregoing disclosures and has requested that Marcum furnish New LanzaTech with a letter addressed to the SEC stating whether it agrees with the statements made by New LanzaTech set forth above. A copy of Marcum’s letter, dated February 13, 2023, is filed as Exhibit 16.1 hereto.
During the fiscal year ended December 31, 2021 and the subsequent interim period through September 30, 2022, neither New LanzaTech, nor any party on behalf of New LanzaTech, consulted with Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered with respect to New LanzaTech’s consolidated financial statements, and no written report or oral advice was provided to New LanzaTech by Deloitte that was an important factor considered by New LanzaTech in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
Item 5.01. Changes in Control of Registrant.
Reference is made to the section of the Proxy Statement/Prospectus entitled “The Business Combination Proposal—Structure of the Merger Agreement,” beginning on page 120 of the Proxy Statement/Prospectus, which is incorporated herein by reference. Further reference is made to disclosure in the section entitled “Introductory Note” and in Item 2.01 of this Current Report, which is incorporated herein by reference.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Board of Directors
Upon the consummation of the Business Combination, each director of AMCI and each executive officer of AMCI ceased serving in such capacities, and seven new directors were elected to the Board. The Board was divided into three staggered classes of directors and each director was assigned to one of the three classes. At each annual meeting of the stockholders of New LanzaTech, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The Board consists of the following directors:
•Three Class I directors: Nigel Gormly, Jennifer Holmgren and Nimesh Patel.
•Two Class II directors: Barbara Byrne and Gary Rieschel.
•Two Class III directors: Jim Messina and Dorri McWhorter.
Dr. Holmgren serves as chair of the Board. The primary responsibilities of the Board are to provide risk oversight and strategic guidance to New LanzaTech and to counsel and direct New LanzaTech’s management. The Board will meet on a regular basis and will convene additional meetings, as required.
Furthermore, effective as of the Effective Time, the Board established three standing committees: an audit committee, a nominating and governance committee, and a compensation committee. The members of the audit committee are Barbara Byrne, Nigel Gormly and Dorri McWhorter, and Ms. McWhorter chairs the audit committee. The members of the nominating and governance committee are Nigel Gormly, Dorri McWhorter and Jim Messina, and Mr. Messina chairs the nominating and governance committee. The members of the compensation committee are Barbara Byrne, Jim Messina and Gary Rieschel, and Mr. Rieschel chairs the compensation committee.

Reference is made to the description of the compensation of the directors of Legacy LanzaTech and of AMCI before the consummation of the Business Combination described in the Proxy Statement/Prospectus in the sections entitled “LanzaTech’s Executive and Director Compensation—Non-Employee Director Compensation” and “Other Information About AMCI—Executive Compensation and Director Compensation,” beginning on pages 289 and 194 of the Proxy Statement/Prospectus, respectively, which are incorporated herein by reference.
New LanzaTech’s executive compensation program is designed to align compensation with business objectives and the creation of stockholder value, while enabling New LanzaTech to attract, retain, incentivize and reward individuals who contribute to its long-term success. Decisions regarding the executive compensation program are made by the compensation committee of the Board.
Independence of Directors
New LanzaTech adheres to the rules of Nasdaq in determining whether a director is independent. The Nasdaq listing standards generally define an “independent director” as a person who is not an executive officer or employee, or who does not have a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. Our board of directors has determined that Nigel Gormly, Barbara Byrne, Jim Messina, Dorri McWhorter and Gary Rieschel are independent directors of New LanzaTech. New LanzaTech’s independent directors intend to hold regularly scheduled meetings at which only independent directors are present.
The board recognizes the importance of appointing a strong lead independent director to maintain a counterbalancing structure to ensure the board functions in an appropriately independent manner. Jim Messina serves as our lead independent director. Our lead independent director’s responsibilities include, among other things:
•presiding at all meetings of the board in the absence of, or upon the request of, the Chairperson of the board;
•lead regular executive sessions of the independent members of the board;
•call special meetings of the New LanzaTech Board as necessary to address important or urgent LanzaTech issues;
•call meetings of the non-employee or independent members of the board, with appropriate notice;
•advise the Nominating and Governance Committee and the Chairperson of the board on the membership of the various board committees and the selection of committee chairpersons;
•serve as principal liaison between the non-employee and independent members of the board, as a group, the Chief Executive Officer of New LanzaTech, and the Chairperson of the board, as necessary;
•engage when necessary and appropriate, after consultation with the Chairperson of the board and the Chief Executive Officer, as the liaison between the board and the New LanzaTech shareholders and other stakeholders; and
•foster open dialogue and constructive feedback among the independent directors.

Executive Officers
Upon the Closing, the following individuals were appointed to serve as executive officers of New LanzaTech:

Name	Age	Position(s)
Jennifer Holmgren, Ph.D.	62	Chief Executive Officer and Director
Geoff Trukenbrod	50	Chief Financial Officer
Steven Stanley, Ph.D.	60	Chief Commercial Officer
Carl Wolf	37	Chief Operating Officer
Freya Burton	42	Chief Sustainability Officer
Joseph Blasko	55	General Counsel
Julie Zarraga	55	Executive Vice President, Engineering
Johanna Haggstrom, Ph. D.	44	Vice President, Chemicals & Hydrocarbon Fuels Technology
Robert Conrado, Ph. D.	40	Vice President, Engineering Design and Development
Reference is made to the section of the Proxy Statement/Prospectus entitled “New LanzaTech Management After the Business Combination,” beginning on page 304 of the Proxy Statement/Prospectus, which is incorporated herein by reference.
LanzaTech 2023 Long-Term Incentive Plan
Upon the Closing, New LanzaTech adopted the 2023 Plan. The 2023 Plan is described in greater detail in the section of the Proxy Statement/Prospectus entitled “The Incentive Plan Proposal,” beginning on page 187 of the Proxy Statement/Prospectus. That summary and the foregoing description of the 2023 Plan do not purport to be complete and are qualified in their entirety by reference to the text of the 2023 Plan, which is attached as Exhibit 10.2 hereto and is incorporated herein by reference.
Annual Bonus Plan
Upon the Closing, New LanzaTech adopted the Annual Bonus Plan. The Annual Bonus Plan is described in greater detail in the section of the Proxy Statement/Prospectus entitled “LanzaTech’s Executive and Director Compensation—Annual Bonus Plan,” on page 320 of the Proxy Statement/Prospectus. That summary and the foregoing description of the 2023 Plan do not purport to be complete and are qualified in their entirety by reference to the text of the Annual Bonus Plan, which is attached as Exhibit 10.28 hereto and is incorporated herein by reference.
Executive Severance Plan
Upon the Closing, New LanzaTech adopted the Severance Plan. The Severance Plan is described in greater detail in the section of the Proxy Statement/Prospectus entitled “LanzaTech’s Executive and Director Compensation—Executive Severance Plan,” on page 320 of the Proxy Statement/Prospectus. That summary and the foregoing description of the 2023 Plan do not purport to be complete and are qualified in their entirety by reference to the text of the Severance Plan, which is attached as Exhibit 10.34 hereto and is incorporated herein by reference.
Employment Arrangements with Named Executive Officers
Reference is made to the disclosure regarding Legacy LanzaTech’s employment arrangements with its named executive officers (the “named executive officers”) in the section of the Proxy Statement/Prospectus entitled “LanzaTech’s Executive and Director Compensation,” beginning on page 311 of the Proxy Statement/Prospectus, which is incorporated herein by reference.
Potential Payments Upon Termination or Change of Control
The named executive officers hold stock options granted subject to the general terms of Legacy LanzaTech’s 2019 Stock Plan, 2015 Stock Plan, 2013 Stock Plan, 2011 Stock Plan, the 2006 Share Option Scheme, and the Options Deed Poll (together the “Legacy LanzaTech Plans). New LanzaTech also expects to grant to the named executive officers stock options subject to the general terms of the 2023 Plan. A description of the termination and change in control provisions in the 2023 Plan and the Legacy LanzaTech Plans that are applicable to the stock options granted to the named executive officers under such plans is included in the sections of the Proxy Statement/Prospectus entitled “Incentive Plan Proposal—Corporate Transactions and Recapitalizations,” “LanzaTech’s Executive and Director Compensation—Equity Incentive and Other Compensation Plans,” beginning on pages 189 and 315 of the Proxy Statement/Prospectus, respectively. This summary does not purport to be complete and is qualified in its entirety by reference to the texts of the Legacy LanzaTech Plans, which are attached as Exhibits 10.22,10.23, 10.24, 10.25, and 10.26 hereto and are incorporated herein by reference.
Indemnification Agreements
At the Effective Time, New LanzaTech entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements provide the directors and executive officers with contractual rights to indemnification and advancement of certain expenses incurred by such director or executive officer in any action or proceeding arising out of his or her services as one of New LanzaTech’s directors or executive officers.
The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the full text of the form of indemnification agreement, a copy of which is attached hereto as Exhibit 10.29 and is incorporated herein by reference.
Certain Relationships and Related Person Transactions
Reference is made to the section of the Proxy Statement/Prospectus entitled “Certain Relationships and Related Party Transactions,” beginning on page 321 of the Proxy Statement/Prospectus, which is incorporated herein by reference.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On the Closing Date, New LanzaTech amended and restated its existing amended and restated certificate of incorporation (the “Charter”). A copy of the Charter is attached as Exhibit 3.1 hereto and is incorporated herein by reference.
Reference is made to the disclosure regarding the material changes to the Charter and the rights of New LanzaTech’s stockholders set forth therein in the sections of the Proxy Statement/Prospectus entitled “The Charter Proposal,” “Description of New LanzaTech’s Securities After the Business Combination” and “Comparison of Stockholders’ Rights,” beginning on pages 179, 276 and 289 of the Proxy Statement/Prospectus, respectively, which are incorporated herein by reference.
Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics
On February 8, 2023, the Board adopted a new Code of Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of New LanzaTech’s Code of Conduct and Ethics is available on our website at https://ir.lanzatech.com/corporate-governance/documents-charters.
The adoption of the Code of Conduct and Ethics did not relate to or result in any waiver, explicit or implicit, of any provision of AMCI’s Code of Conduct. Any waivers under the Code of Conduct and Ethics will be disclosed on a Current Report on Form 8-K or as otherwise permitted by the rules of the SEC and Nasdaq (or other stock exchange on which New LanzaTech securities are then listed).
Item 5.06. Change in Shell Company Status.
As a result of the Business Combination, AMCI ceased to be a shell company upon the Closing. The material terms of the Business Combination are described in the section of the Proxy Statement/Prospectus entitled “The Business Combination Proposal,” beginning on page 120 of the Proxy Statement/Prospectus, and are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.
On February 9, 2023, New LanzaTech issued a press release announcing the consummation of the Business Combination. Reference is made to such press release, which is furnished as Exhibit 99.3 hereto and is incorporated herein by reference. The foregoing (including Exhibit 99.3) is being furnished pursuant to Item 7.01 and will not be deemed to be filed for purposes of Section 18 of the Exchange Act, or otherwise be subject to the liabilities of that section, nor will it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act.
Item 9.01. Financial Statements and Exhibits.
(a)Financial statements of businesses acquired.
Information responsive to Item 9.01(a) of Form 8-k is set forth in the financial statements included in the Proxy Statement/Prospectus on pages F-46 through F-102, and is incorporated herein by reference.
(b)Pro forma financial information.
The unaudited pro forma condensed combined financial information of New LanzaTech as of September 30, 2022, and for the year ended December 31, 2021, and the nine months ended September 30, 2022, is attached as Exhibit 99.2 to this Report and incorporated herein by reference.

(d)Exhibits

Exhibit Number	Description
2.1*†
Merger Agreement, dated as of March 8, 2022, by and among AMCI, AMCI Merger Sub, Inc., and LanzaTech NZ, Inc. (incorporated by reference to Exhibit 2.1 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

2.2*
Amendment No. 1 to Merger Agreement, dated as of December 7, 2022, by and among AMCI Acquisition Corp. II, AMCI Merger Sub, Inc. and LanzaTech NZ, Inc. (incorporated by reference to Exhibit 2.2 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

3.1	Second Amended and Restated Certificate of Incorporation of LanzaTech Global, Inc.
3.2	Bylaws of LanzaTech Global, Inc.
4.1*
Warrant Agreement, dated as of August 3, 2021, between AMCI Acquisition Corp. II and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

4.2	SAFE Warrant, dated as of December 7, 2021, from LanzaTech NZ, Inc. to ArcelorMittal XCarb S.à r.l.
4.3†	Assignment and Novation Agreement, dated February 3, 2023, by and among AMCI Acquisition Corp. II, LanzaTech NZ, Inc., ACM ARRT H LLC, and VellarOpportunity Fund SPV LLC - Series 10.
10.1*	Form of Initial Subscription Agreement (incorporated by reference to Exhibit 10.1 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).
10.1.1*†
Form of Amendment and Consent of Initial PIPE Investors (incorporated by reference to Exhibit 10.1.1 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.2+	LanzaTech 2023 Long-Term Incentive Plan.
10.2.1*+
Form of Stock Option Agreement under LanzaTech 2023 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4.1 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.2.2*+
Form of Time-Vested Restricted Stock Unit Agreement under the LanzaTech 2023 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4.2 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.2.3*+
Form of Director Restricted Stock Unit Agreement under the LanzaTech 2023 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4.3 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.2.4*+
Form of Time- and Performance-Vested Restricted Stock Unit Agreement under the LanzaTech 2023 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4.4 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.3*†	Registration Rights Agreement (included in Exhibit 2.1).
10.4*	Form of Lock-up Agreement (incorporated by reference to Exhibit 10.7 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).
10.5*
Exclusive Patent License Agreement, dated September 13, 2018, by and between Battelle Memorial Institute and LanzaTech, Inc. (incorporated by reference to Exhibit 10.12 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023)

10.5.1*#
Letter Amendment 1, dated January 13, 2020, between Battelle Memorial Institute and LanzaTech, Inc. (incorporated by reference to Exhibit 10.12.1 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023)

10.5.2*#
Clarification Letter, dated April 24, 2020, between Battelle Memorial Institute and LanzaTech, Inc. (incorporated by reference to Exhibit 10.12.2 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023)

10.6*†#
Amended and Restated Investment Agreement, dated April 2, 2021, by and among LanzaTech, Inc., LanzaJet, Inc., Mitsui & Co., Ltd., Suncor Energy Inc., British Airways PLC and Shell Ventures LLC. (incorporated by reference to Exhibit 10.13 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023)

10.7*†#
Intellectual Property and Technology License Agreement, dated May 28, 2020, between LanzaTech, Inc. and LanzaJet, Inc. (incorporated by reference to Exhibit 10.14 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023)

10.8*†#
Amended and Restated Stockholders’ Agreement, dated April 2, 2021, by and among LanzaJet, Inc., LanzaTech, Inc., Mitsui & Co., Ltd., Suncor Energy Inc., British Airways PLC, and Shell Ventures LLC. (incorporated by reference to Exhibit 10.15 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023)

10.9*#
Amended and Restated Alliance Agreement, dated February 15, 2022, by and between LanzaTech NZ, Inc. and Mitsui & Co., Ltd. (incorporated by reference to Exhibit 10.16 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023)

10.9.1*#
Amendment No. 1 to Amended and Restated Alliance Agreement, dated March 24, 2022, by and between LanzaTech NZ, Inc. and Mitsui & Co., Ltd. (incorporated by reference to Exhibit 10.16.1 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023)

10.9.2*#
Amendment No. 2 to Amended and Restated Alliance Agreement, dated October 2, 2022, by and between LanzaTech NZ, Inc. and Mitsui & Co., Ltd (incorporated by reference to Exhibit 10.16.2 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023)

10.10*#
Articles of Association of Beijing Shougang LanzaTech Technology Co., Ltd. (incorporated by reference to Exhibit 10.17 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023)

10.11*
Side Letter Agreement, dated November 3, 2021, by and among Beijing Shougang LanzaTech Technology Co., Ltd., Mitsui & Co., Ltd., and LanzaTech Hong Kong Limited (incorporated by reference to Exhibit 10.18 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023)

10.12*#
2021 Intellectual Property Rights License Agreement, dated September 6, 2021, between Beijing Shougang LanzaTech Technology Co., Ltd. and LanzaTech Hong Kong Limited (incorporated by reference to Exhibit 10.19 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023)

10.12.1*
Amendment No. 1 to 2021 Intellectual Property License Agreement, dated January 14, 2022, between Beijing Shougang LanzaTech Technology Co., Ltd. and LanzaTech Hong Kong Limited (incorporated by reference to Exhibit 10.19.1 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.13*#
Letter Agreement, dated April 12, 2021, among LanzaTech New Zealand Limited, LanzaTech Hong Kong Limited, Sinopec Capital Co, Ltd and Beijing Shougang-LanzaTech Technology Co., Ltd. (incorporated by reference to Exhibit 10.20 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.14*†#
Grant Agreement, dated October 7, 2020, among the European Climate, Infrastructure and Environmental Executive Agency, SkyNRG BV, RSB Roundtable on Sustainable Biomaterials Association, LanzaTech BV, E4tech UK Ltd, and Fraunhofer Gesellschaft zur Forderung der Angewandten Forschung E.V. (incorporated by reference to Exhibit 10.21 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.15*#
Memorandum of Understanding, dated June 20, 2018, between Sekisui Chemical Co., Ltd. and LanzaTech, Inc. (incorporated by reference to Exhibit 10.22 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.16*#
Term Sheet, dated February 21, 2020, between Sekisui Chemical Co., Ltd. and LanzaTech, Inc. (incorporated by reference to Exhibit 10.23 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.17*#
Letter of Agreement, dated December 4, 2017, between LanzaTech, Inc. and IndianOil Corporation Limited (incorporated by reference to Exhibit 10.24 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.18*#
Master Licensing Agreement, dated October 6, 2020, between Suncor Energy Inc. and LanzaTech, Inc. (incorporated by reference to Exhibit 10.25 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.18.1*
Amendment No. 1 to Master Licensing Agreement, dated October 2, 2022, between Suncor Energy Inc. and LanzaTech, Inc. (incorporated by reference to Exhibit 10.25.1 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.19*+
Executive Employment Agreement, dated April 20, 2010, between Dr. Jennifer Holmgren and LanzaTech, Inc. (incorporated by reference to Exhibit 10.26 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.19.1*+
Letter from LanzaTech, Inc. to Dr. Jennifer Holmgren, dated May 17, 2021 (incorporated by reference to Exhibit 10.26.1 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.19.2*†+
Executive Employment Agreement, dated December 20, 2022, between Dr. Jennifer Holmgren and LanzaTech Global, Inc. (incorporated by reference to Exhibit 10.26.2 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.20*+
Employment Agreement, dated October 21, 2013, between Dr. Sean Simpson and LanzaTech, Inc. (incorporated by reference to Exhibit 10.27 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.20.1*+
Letter from LanzaTech, Inc. to Dr. Sean Simpson, dated January 6, 2020 (incorporated by reference to Exhibit 10.27.1 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.20.2*†+
Transition Letter, entered into on January 2, 2023, between Dr. Sean Simpson and LanzaTech, Inc. (incorporated by reference to Exhibit 10.27.2 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.20.3*†+
Consulting Agreement, entered into on January 2, 2023, between Dr. Sean Simpson and LanzaTech, Inc. (incorporated by reference to Exhibit 10.27.3 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.21*+
Employment Agreement, dated May 28, 2021, between Geoff Trukenbrod and LanzaTech, Inc. (incorporated by reference to Exhibit 10.28 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.21.1*†+
Executive Employment Agreement, dated December 21. 2022, between Geoff Trukenbrod and LanzaTech Global, Inc. (incorporated by reference to Exhibit 10.28.1 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.22*+
Deed Poll Relating to Option Schemes Established by LanzaTech New Zealand Limited and LanzaTech New Zealand Limited 2006 Share Option Scheme (incorporated by reference to Exhibit 10.29 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.22.1*+
Deed of Amendment to Deed Poll Relating to Option Schemes Established by LanzaTech New Zealand Limited, dated September 12, 2011 (incorporated by reference to Exhibit 10.29.1 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.22.2*+
Deed of Amendment to Deed Poll Relating to Option Schemes Established by LanzaTech New Zealand Limited, dated January 8, 2016 (incorporated by reference to Exhibit 10.29.2 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.22.3*+
Deed of Amendment to Deed Poll Relating to Option Schemes Established by LanzaTech New Zealand Limited, dated October 28, 2021 (incorporated by reference to Exhibit 10.29.3 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.23*+	LanzaTech New Zealand Limited 2011 Stock Plan (incorporated by reference to Exhibit 10.30 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).
10.23.1*+
Form of Stock Option Agreement under the LanzaTech New Zealand Limited 2011 Stock Plan (incorporated by reference to Exhibit 10.30.1 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.23.2*+
Form of Stock Option Agreement under the LanzaTech New Zealand Limited 2011 Stock Plan (New Zealand employees) (incorporated by reference to Exhibit 10.30.2 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.24*+	LanzaTech New Zealand Limited 2013 Stock Plan (incorporated by reference to Exhibit 10.31 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).
10.24.1*+
Form of Stock Option Agreement under the LanzaTech New Zealand Limited 2013 Stock Plan (incorporated by reference to Exhibit 10.31.1 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.24.2*+
Form of Stock Option Agreement under the LanzaTech New Zealand Limited 2013 Stock Plan (New Zealand employees) (incorporated by reference to Exhibit 10.31.2 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.25*+	LanzaTech New Zealand Limited 2015 Stock Plan (incorporated by reference to Exhibit 10.32 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.25.1*+
Form of Stock Option Agreement under the LanzaTech New Zealand Limited 2015 Stock Plan (incorporated by reference to Exhibit 10.32.1 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.26*+	LanzaTech NZ, Inc. 2019 Stock Plan (incorporated by reference to Exhibit 10.33 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).
10.26.1*†+
Form of Notice of Grant and Subscription for Stock Option under the LanzaTech NZ, Inc. 2019 Stock Plan (incorporated by reference to Exhibit 10.33.1 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.26.2*†+
Form of Notice of Restricted Stock Grant under the LanzaTech NZ, Inc. 2019 Stock Plan (incorporated by reference to Exhibit 10.33.2 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.26.3*+
Form of Stock Option Agreement under the LanzaTech NZ, Inc. 2019 Stock Plan (incorporated by reference to Exhibit 10.33.3 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.27*+
Amendment to LanzaTech New Zealand Limited Stock Option Award Agreements, dated October 28, 2021 (incorporated by reference to Exhibit 10.34 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.28*+	Annual Bonus Plan (incorporated by reference to Exhibit 10.35 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).
10.29*+
Form of indemnification agreement between LanzaTech Global, Inc. and each of its directors and officers (incorporated by reference to Exhibit 10.36 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.30*†#
Framework Agreement, dated as of October 2, 2022, by and between LanzaTech, Inc. and BGTF LT Aggregator LP (incorporated by reference to Exhibit 10.37 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.31*†#
Simple Agreement for Future Equity, dated as of October 2, 2022, by and between LanzaTech NZ, Inc. and BGTF LT Aggregator LP (incorporated by reference to Exhibit 10.38 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.31.1*
Amendment No. 1 to Simple Agreement for Future Equity, dated as of December 30, 2022, by and between LanzaTech NZ, Inc. and BGTF LT Aggregator LP (incorporated by reference to Exhibit 10.38.1 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.32*#
Cooperation Letter Agreement, dated as of October 2, 2022, by and between LanzaTech, Inc., Suncor Energy, Inc. and BGTF LT Aggregator LP (incorporated by reference to Exhibit 10.39 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.33*
Form of Additional Subscription Agreement (incorporated by reference to Exhibit 10.40 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023) (incorporated by reference to Exhibit 10.40 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.33.1*†
Form of Amendment and Consent of Additional PIPE Investors (incorporated by reference to Exhibit 10.40.1 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.34*+	LanzaTech U.S. Executive Severance Plan (incorporated by reference to Exhibit 10.41 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).
10.35*†#
Grant Agreement, by and between LanzaTech UK Limited and the Secretary of State for Transport, dated December 12, 2022 (incorporated by reference to Exhibit 10.42 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.36*†#
Note Purchase Agreement, dated November 9, 2022, by and among LanzaJet Freedom Pines Fuels LLC, LanzaTech, Inc. and the other purchasers named therein (incorporated by reference to Exhibit 10.43 to LanzaTech Global, Inc.’s Registration Statement on S-4/A, filed with the SEC on January 9, 2023).

10.37	Simple Agreement for Future Equity, dated as of December 8, 2021, by and between LanzaTech NZ, Inc. and ArcelorMittal XCarb S.à r.l.
10.38*
Forward Purchase Agreement, dated February 3, 2023, by and among ACM ARRT H LLC, AMCI Acquisition Corp. II and LanzaTech NZ, Inc. (incorporated by reference to Exhibit 10.1 to LanzaTech Global, Inc.’s Current Report on Form 8-K, filed with the SEC on February 6, 2023).

10.39*
Subscription Agreement between AMCI Acquisition Corp. II and Oxy Low Carbon Ventures, LLC (incorporated by reference to Exhibit 10.1 to LanzaTech Global, Inc.’s Current Report on Form 8-K, filed with the SEC on February 7, 2023).

10.40*
Subscription Agreement between AMCI Acquisition Corp. II and Pescadero Capital, LLC (incorporated by reference to Exhibit 10.2 to LanzaTech Global, Inc.’s Current Report on Form 8-K, filed with the SEC on February 7, 2023)

16.1	Letter from Marcum LLP to the SEC, dated February 13, 2023.
21.1	Subsidiaries of LanzaTech Global, Inc.
99.1	Press release dated February 9, 2023 announcing the closing of the Business Combination.
99.2	Unaudited pro forma condensed combined financial information of the Company.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
______________
*Previously filed.
+       Indicates management contract or compensatory plan.
†Annexes, schedules and exhibits to this Exhibit omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
#       Certain confidential information contained in this exhibit, marked by brackets, has been omitted because the information (i) is not material and (ii) is the type of information that the registrant both customarily and actually treats as private and confidential.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 13, 2023

LANZATECH GLOBAL, INC.
By:	/s/ Geoffrey Trukenbrod
Name:	Geoffrey Trukenbrod
Title:	Chief Financial Officer